Exhibit 10.46

PARAGON 150 PIERCE STREET, L.L.C.

Landlord

DOV PHARMACEUTICAL, INC.

Tenant
--------------------------------------------------------
150 Pierce Street
Franklin Township, New Jersey

Table of Contents

1.	SUMMARY OF DEFINED TERMS	1
2.	PREMISES	3
3.	TERM	3
4.	CONSTRUCTION BY LANDLORD	4
5.	FIXED RENT; LETTER OF CREDIT	6
6.	ADDITIONAL RENT	10
7.	UTILITY CHARGES	16
8.	SIGNS; USE OF PREMISES AND COMMON AREAS	16
9.	ENVIRONMENTAL MATTERS	18
10.	TENANT'S ALTERATIONS	20
11.	CONSTRUCTION LIENS	22
12.	ASSIGNMENT AND SUBLETTING	22
13.	LANDLORD'S RIGHT OF ENTRY	26
14.	REPAIRS AND MAINTENANCE	26
15.	INSURANCE; SUBROGATION RIGHTS	29
16.	INDEMNIFICATION	30
17.	QUIET ENJOYMENT	31
18.	FIRE DAMAGE	31
19.	SUBORDINATION; RIGHTS OF MORTGAGEE	32
20.	CONDEMNATION	33
21.	ESTOPPEL CERTIFICATE	34
22.	DEFAULT	34
23.	INTENTIONALLY OMITTED	39
24.	LANDLORD'S REPRESENTATIONS AND WARRANTIES	39
25.	SURRENDER	39
26.	RULES AND REGULATIONS	39
27.	GOVERNMENTAL REGULATIONS	40
28.	NOTICES	40
29.	BROKERS	41
30.	INTENTIONALLY OMITTED	41
31.	LANDLORD'S LIABILITY	41
32.	AUTHORITY	41
33.	NO OFFER	42
34.	EXTENSION OPTION	42
35.	OPTION TO PURCHASE	43
36.	CONTINGENCY	45
37.	RIGHT OF OFFER FOR PURCHASE	45
38.	TENANT FINANCIAL INFORMATION	47
39.	MISCELLANEOUS PROVISIONS	47
40.	WAIVER OF TRIAL BY JURY	49
41.	CONSENT TO JURISDICTION	50

LEASE

THIS LEASE ("Lease") entered into as of the 20th day of December, 2005, between PARAGON 150 PIERCE STREET, L.L.C., a New Jersey limited liability company, with an address at One Paragon Drive, Suite 145, Montvale, New Jersey 07645 ("Landlord"), and DOV PHARMACEUTICAL, INC., a Delaware corporation, with its principal place of business at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601 ("Tenant").

WITNESSETH

In consideration of the mutual covenants herein set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1. SUMMARY OF DEFINED TERMS.

The following defined terms, as used in this Lease, shall have the meanings and shall be construed as set forth below:

(a)	"Building": The Building located at 150 Pierce Street, Franklin Township, New Jersey, which the parties stipulate and agree contains 133,686 rentable square feet.

(b)	INTENTIONALLY DELETED.

(c)	"Premises": The Building, the land and all other improvements located at 150 Pierce Street, Franklin Township, New Jersey as more particularly described on Exhibit "A" and made a part hereof.

(d)	"Term": From the Commencement Date for a period of one hundred twenty (120) months, ending on the last day of the tenth (10th) Lease Year (as defined in Article 1(q) below.

(e) "Fixed Rent":

LEASE YEAR	MONTHLY INSTALLMENTS	ANNUAL FIXED RENT

Years 1-5	$233,950.50	$2,807,406.00

Years 6-10	$257,345.55	$3,088,146.60

(f)	“Rental Payment Address”: If not wired: c/o PARAGON 150 PIERCE STREET, L.L.C., One Paragon Drive, Suite 145, Montvale, New Jersey 07645.

(g)	"Letter of Credit": $4,211,109.00.

(h)	INTENTIONALLY DELETED.

(i)	"Tenant's Allocated Share": 100%.

(j)	“Rentable Area": Premises: 133,686 ft. Building: 133,686 ft.

(k)
"Permitted Uses": Tenants may use the Premises for general office, research and development, vivarium, biological and chemical laboratory (including, without limitation, biochemical assays, preclinical research support utilizing chemical synthesis and isotopes and research using rodents and such other related uses as are allowed from time to time by applicable law), pilot plant, light manufacturing, storage and any uses necessary to the foregoing, including, without limitation, cafeteria, computer rooms and fitness center, and for no other purposes. Tenant's rights to use the Premises shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building.

(l)	"Broker”: GVA Williams

(m)	"Notice Address/Contact":

Landlord:	PARAGON 150 PIERCE STREET, L.L.C. One Paragon Drive, Suite 145 Montvale, New Jersey 07645 Attn: Mr. Mark Schaevitz, Managing Member

Tenant:	DOV PHARMACEUTICAL, INC. 150 Pierce Street Franklin Township, New Jersey Attn: Robert Horton, Esq., General Counsel

(n)	“Additional Rent”: All sums of money or charges required to be paid by Tenant under this Lease other than Fixed Rent, whether or not such sums or charges are designated as “Additional Rent”.

(o)	“Rent”: All Annual Fixed Rent, monthly installments of Annual Fixed Rent, Fixed Rent and Additional Rent payable by Tenant to Landlord under this Lease.

(p)	“Base Year”: twelve (12) months, commencing from and after the Commencement Date.

(q)
“Lease Year”: A "Lease Year" shall be comprised of a period of twelve (12) consecutive months. The first Lease Year shall commence on the Commencement Date but, notwithstanding the first sentence of this paragraph, if the Commencement Date is not the first day of a month, then the first Lease Year shall include the additional period from the Commencement Date to the end of the then current month. Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year. For example, if the Commencement Date is February 1, 2006, then the first Lease Year would commence on February 1, 2006 and end on January 31, 2007, and each succeeding Lease Year would commence on February 1st and end on January 31st. If, however, the Commencement Date is February 2, 2006, then the first Lease Year would commence on February 2, 2006 and end on February 28, 2007, the second Lease Year would commence on March 1, 2007 and end on February 29, 2008, and each succeeding Lease Year would commence on March 1st and end on either February 28th or 29th of the applicable Lease Year.

(r)	“Utilities”: The “Utilities” shall be the utilities described in Article 7 hereof and the payment obligations with respect thereto also as set forth in said Article 7.

2. PREMISES.

Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby hire and lease from Landlord the Premises for the Term, upon the provisions, conditions and limitations set forth herein.

3. TERM.

(a)  The Term of this Lease shall commence (the "Commencement Date") on the “Closing Date” under that certain Agreement of Purchase and Sale by and between Conopco, Inc. and Paragon 150 Pierce Street LLC, dated November 15, 2005. The Term shall expire on the last day of the tenth (10th) Lease Year (the “Expiration Date”). The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit "B". If Tenant fails to execute or object to the Confirmation of Lease Term within twenty (20) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

4. CONSTRUCTION BY LANDLORD.

(a) Landlord, at Tenant’s expense (except as otherwise provided below), shall construct and do such other work in the Premises to prepare the Premises for Tenant’s use and occupancy (collectively, the "Landlord's Work") as required by Tenant, subject to and in accordance with the provisions of this Article 4. Tenant shall, at its sole cost and expense and subject to the Tenant Allowance (as hereinafter defined), cause its architect and/or engineer to prepare and deliver to Landlord an initial set of complete and coordinated plans and specifications for each aspect of Landlord’s Work (the “Initial Completed Plans”). The Initial Completed Plans shall contain sufficient detail of the proposed Landlord’s Work so as to enable Tenant’s architect and/or engineer to prepare final construction documents for Landlord’s Work. Landlord shall review the Initial Completed Plans and shall advise Tenant whether it approves or disapproves of the Initial Completed Plans within ten (10) business days of Tenant’s submission of same. In the event Landlord disapproves of the Initial Completed Plans, Landlord shall provide Tenant with the basis of its disapproval and Tenant shall resubmit revised Initial Completed Plans for Landlord’s approval in accordance with the terms of this Lease until such time as Landlord approves same. It is further agreed that, in the event Landlord shall fail to approve or disapprove of the Initial Completed Plans within said ten (10) business day period, Landlord shall be deemed to have approved of same. Upon Landlord’s approval of the Initial Completed Plans, Tenant shall, at its sole cost and expense and subject to the Tenant Allowance, cause its architect and/or engineer to prepare and deliver to Landlord final construction documents for Landlord’s Work based upon the approved Initial Completed Plans (the “Final Construction Documents”). Upon Landlord’s receipt of the Final Construction Documents, Landlord shall solicit bids for Landlord’s Work in accordance with the provisions of subparagraph (b) below. Upon completion of the bidding process as aforesaid, Landlord shall, together with its submittal of the documentation required under subparagraph (b) below, advise Tenant of the following: (i) the scheduled date by which Landlord anticipates it shall substantially complete Landlord’s Work (the “Stated Completion Date”) and (ii) the estimated Costs for Landlord’s Work (as determined under Article 4(b) below).

(b) Following the completion of the bidding process for Landlord’s Work , Landlord shall provide Tenant with the estimate from the general contractor designated by Landlord to perform Landlord’s Work (“Landlord’s General Contractor”) of the costs and expenses to perform Landlord’s Work based on the Final Construction Documents, including a 7% general conditions and 10% overhead and profit charge, and a Construction Management Fee payable to Landlord in the amount of two (2%) percent of the hard costs of Landlord’s Work in connection with Landlord’s services in supervising, performing and/or reviewing all of Landlord’s Work (such costs and expenses are collectively herein referred to as the “Costs of Landlord’s Work”). Such submission shall include the bid packages from the proposed subcontractors in each category and Landlord’s notes and recommendations thereon. Tenant shall have the right to submit to Landlord a list of one (1) subcontractor for each trade to be involved in Landlord’s Work (which subcontractor Tenant would like to be included as one of the subcontractors from which Landlord shall request a bid as set forth above). In the event that Tenant submits to Landlord such list of subcontractors, Landlord and/or Landlord’s General Contractor shall include the one (1) subcontractor in each trade set forth on such Tenant’s list in its request for bids for each such trade. Notwithstanding the foregoing, in the event Tenant elects to include any specialized work as part of Landlord’s Work, Tenant may select a subcontractor to perform such specialized work (the “Specialized Subcontractor”) and Landlord and/or Landlord’s General Contractor shall coordinate and cooperate with the Specialized Subcontractor in order to permit the Specialized Subcontractor to perform its portion of Landlord’s Work simultaneously with the performance of Landlord’s Work. Tenant acknowledges that any subcontractor selected by Tenant pursuant to this Article 4(b) must be reputable, licensed and insured in the State of New Jersey. Within two (2) business days after submission of such information, Landlord and Tenant shall meet to discuss the Final Construction Documents, the pricing and the Stated Completion Date. Tenant shall advise Landlord, no later than five (5) business days after its receipt of the Final Construction Documents, whether it approves or disapproves the Stated Completion Date, the Costs of Landlord’s Work and whether Landlord is authorized to commence the performance of Landlord’s Work. Tenant shall be deemed to have accepted the same and authorized the performance of Landlord’s Work if it fails to respond to Landlord’s submission within said five (5) business day period. In the event Tenant disapproves all or any portion of Landlord’s submission, it is agreed that the parties shall immediately meet thereafter to discuss, in good faith, and agree upon a mutually acceptable Stated Completion Date and Costs of Landlord’s Work.

(c) Promptly after Tenant has approved the Costs of Tenant’s Work, the parties have established the Stated Completion Date and Tenant has authorized Landlord to commence construction, Landlord shall obtain all permits and approvals required for Landlord’s Work and commence and diligently prosecute Landlord’s Work to completion. Landlord shall cause Landlord’s Work to be performed in a good and workmanlike manner, in compliance with all applicable laws, codes, ordinances, rules and regulations and in accordance with the Final Construction Documents. Landlord’s Work shall be deemed “substantially complete” on the date as of which the only items of Landlord’s Work to be completed are punch list items and Landlord provides Tenant with a certification from Landlord’s architect that Landlord’s Work has been substantially completed in accordance with the Final Construction Documents. Notwithstanding anything contained herein to the contrary, it is further agreed that in the event Landlord does not substantially complete Landlord’s Work by the agreed to Stated Completion Date, subject to Force Majeure and Tenant Delay, Tenant shall receive a rent credit in an amount equal to one day for each day after the Stated Completion Date until the date that Landlord’s Work is substantially completed. A “Tenant Delay” shall be defined as any delay in the fulfillment of any of the conditions to the occurrence of an obligation under this Article 4 which Landlord is responsible for fulfilling, to the extent that such delay is caused by: (i) Tenant’s failure to respond to a submission by Landlord within the time periods provided herein, (ii) any changes requested by Tenant after the final approval of Final Construction Documents; (iii) the negligence or misconduct of Tenant or any of its agents or employees; (iv) Tenant’s lack of cooperation in connection Landlord’s Work (such as Tenant’s failure to attend construction meetings or respond, in a timely manner, to Landlord’s request for information relating to Landlord’s Work); or (v) the performance of work by anyone employed or engaged by Tenant.

(d) Landlord shall only be responsible for payment of a maximum cost of $2,673,720.00 (i.e., $20.00 per rentable square foot) (the “Tenant Allowance”) toward all Costs of Landlord’s Work and all “soft costs” as defined and to the extent permitted below. All such Costs of Landlord’s Work in excess of the Tenant Allowance, after first deducting costs and expenses incurred by Tenant for a third party provider for soft costs permitted to be applied against the Tenant Allowance, shall be borne by Tenant, and shall be paid to Landlord as follows: (i) twenty-five (25%) percent of such costs shall be payable by Tenant to Landlord prior to the commencement of Landlord’s Work, and (ii) the remaining seventy-five (75%) of such costs shall be payable by Tenant to Landlord in periodic installments, within thirty (30) days of Landlord’s presentation of bill and/or invoices with respect to such costs, such payment(s) to be based on a fraction, the numerator of which is the total amount of such excess costs and the denominator of which is the Costs for Landlord’s Work. If, however, the total Costs for Landlord’s Work is less than the maximum amount of the Tenant Allowance set forth above, then Landlord shall bear all such charges, and Tenant shall be paid an amount equal to the difference between the Tenant Allowance and the actual total cost of Landlord’s Work (it being understood and agreed by the parties hereto that such payment shall be made by Landlord’s Mortgagee (as hereinafter defined)in a single lump sum within forty-five (45) days of the satisfaction of the conditions set forth in this Lease). Tenant hereby acknowledges that not more than 35% of the Tenant Allowance shall be used for “soft costs”. The term “soft costs”, as used herein, shall generally include, without limitation, the fees and charges of any architects, engineers and other consultants engaged by Tenant in connection with the subject work; the fees and charges incurred in connection with obtaining governmental and quasi-governmental permits, authorizations and approvals; the costs and charges incurred in connection with the installation of Tenant’s data and telecommunication wiring and cabling in and about the Premises (or any portion thereof); and the costs and expenses incurred by Tenant in connection with the relocation, acquisition and installation of Tenant’s furniture, fixtures and equipment in the Premises (or any portion thereof). In the event portions of the Tenant Allowance are used for services and purposes other than for Landlord’s Work, such amounts shall be payable to Tenant (or the third party provider of such service) within thirty (30) days after delivery of an invoice or reasonable documentation therefor.

5.	FIXED RENT; LETTER OF CREDIT.

(a) Tenant shall pay to Landlord without notice or demand, and without set-off, except as otherwise provided in this Lease, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth in Article 1(e), in advance on the first day of each calendar month during the Term by wire transfer of immediately available funds pursuant to the wiring instructions annexed hereto as Exhibit “C”.. In the event Tenant is unable to make any such payment by wire transfer, such amounts shall be forwarded to Landlord at the address set forth in Article 1(f) above. Notwithstanding the immediately preceding sentence, the first full month's installment and any initial partial month and the Letter of Credit shall be delivered to Landlord upon the execution of this Lease by Tenant.

(b) In the event any Fixed Rent or Additional Rent, charge, fee or other amount due from Tenant under the terms of this Lease are not paid to Landlord within 7 days of when due more than once in any twelve (12) month period, Tenant shall also pay as Additional Rent a service and handling charge equal to five (5%) percent of the total payment then due. The aforesaid late fee shall begin to accrue on the initial date of a payment due date, irrespective of any grace period granted hereunder. This provision shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any default by Tenant.

(c)  (i) Prior to the transfer of title to the Premises to Landlord, Tenant shall deliver to Landlord, an unconditional, irrevocable, stand-by letter of credit (the “Letter of Credit”) in the amount specified by Article 1(g) hereof, to serve as collateral for the full and faithful performance and observance by Tenant of all of the terms, conditions, covenants and agreements of this Lease. The Letter of Credit must conform to the requirements of Article 5(c)(ii), below, and the rights and obligations of the parties with respect to the Letter of Credit shall be governed by the provisions of Article 5(c)(iii), (iv), (v) and (vi), below. Provided that no default has occurred under this Lease on the part of Tenant beyond the expiration of applicable notice and cure periods provided for herein for the cure thereof, Tenant shall have the right to reduce the amount of the Letter of Credit to $2,807,000.00 upon Tenant providing Landlord with evidence acceptable to Landlord and Landlord’s Mortgagee that Tenant has achieved two (2) consecutive years of profitability of a minimum of $10,000,000.00, excluding non-cash charges for employee stock options.

(ii) The Letter of Credit must conform to each the following requirements:

(A) the Letter of Credit may only be issued by and drawable upon a commercial bank, trust company, national banking association or savings and loan association that maintains an office in  the State of New Jersey or in New York City at which the Letter of Credit may be drawn upon (the "Issuing Bank") and shall be in substantially in the form annexed hereto as Exhibit “D”. Landlord hereby approves Bank of America or Bear Stearns as the Issuing Bank. The Issuing Bank must have outstanding unsecured, uninsured or unguaranteed indebtedness, or must have issued a Letter of Credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Ratings Service (and is not on credit-watch with negative implications), and must then have combined capital, surplus and undivided profits of not less than $500,000,000;

(B) the Letter of Credit shall indicate the address of the Issuing Bank in the State of New Jersey or in New York City where it can be drawn upon;

(C) the Letter of Credit shall name Landlord as beneficiary under the Letter of Credit with its address at One Paragon Drive, Suite 145, Montvale, New Jersey 07645;

(D) the Letter of Credit must be payable to Landlord or an authorized representative of Landlord upon presentation of only the Letter of Credit and a sight draft, and shall not contain as a condition to a draw the requirement of Landlord's certification or other statement as to the existence of Tenant's default;

(E) the Letter of Credit must contain affirmative statements providing that (1) partial draws are permitted, and (2) the beneficiary may, from time to time, transfer or assign the Letter of Credit without the consent of Tenant or the Issuing Bank, and (3) upon transfer or assignment of the Letter of Credit by the beneficiary, neither the beneficiary nor its transferee/assignee shall be responsible for payment of any fees or charges imposed by the issuer in connection with such assignment. Moreover, Tenant hereby acknowledges and agrees that, in the event any such fees or charges are imposed by the issuer in relation to a transfer or assignment of the Letter of Credit and/or in relation to any addition, modification or deletion to the existing Letter of Credit, Tenant shall promptly pay such fees and/or charges and, in the event Tenant fails to pay same, the beneficiary or its transferee/assignee may apply a portion of the draw in satisfaction of such fees and/or charges;

(F) the Letter of Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590;

(G) the Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive one year periods through a date that is not earlier than sixty (60) days after the Expiration Date of this Lease, or any renewal or extension thereof, unless written notice of nonrenewal of the Letter of Credit has been given by the Issuing Bank to Landlord (sent to Landlord via certified mail, return receipt requested). Upon the Issuing Bank's giving of such notice, if any, Tenant must replace the Letter of Credit with a new Letter of Credit, satisfying the requirements of this Article 5(c)(ii), at least thirty (30) days prior to the termination of the existing Letter of Credit. Failure by Tenant to replace the existing Letter of Credit as required herein shall constitute a default under this Lease and there shall be no notice or opportunity to cure said default. Thereupon, Landlord shall be permitted to draw upon the original Letter of Credit up to the full amount thereon;

(H) the Letter of Credit must expressly state that all fees and expenses are for the account of Tenant and that the failure of Tenant to pay any such fees or expenses shall not affect the rights of the beneficiary thereunder; and

(i) the original Letter of Credit to be delivered by Tenant upon execution of this Lease shall be in the amount set forth in Article 1(g) hereof, and shall not reference or set forth the schedule of reduced amounts set forth at the end of Article 5(c)(i). Rather, if and when Tenant becomes entitled to reduce the amount of the Letter of Credit then being held by Landlord pursuant to this Lease, Landlord shall, upon written request by Tenant, cooperate in good faith with Tenant and the Issuing Bank for the exchange of (x) the original Letter of Credit then being held by Landlord pursuant to this Lease, for (y) the appropriate amendment to, or replacement of, such Letter of Credit.

Tenant acknowledges and agrees that Landlord shall have no responsibility or liability on account of any error by the Issuing Bank.

(iii) In the event Tenant defaults in payment of Fixed Rent, Additional Rent, or other sums due from Tenant to Landlord under this Lease, or in performance or observance of any other term, covenant, condition or agreement of this Lease, in either case after the expiration of applicable notice periods provided herein for the cure thereof, Landlord may notify the Issuing Bank and thereupon draw upon the Letter of Credit, in whole or in part, at Landlord’s election, and use, apply or retain the whole or any part of such monies to the extent required for the payment of any sums as to which Tenant is in default (including, without limitation, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord) or for coverage or reimbursement of any sums which Landlord may expend or may be required to expend by reason of such default by Tenant. In the event Landlord so uses, applies or retains all or any portion of such monies represented by the Letter of Credit, Tenant shall forthwith restore the amount so used, applied or retained, upon delivery of written notice by Landlord detailing such use, application or retention, through delivery of a new or amended Letter of Credit which conforms to the requirements of Article 5(c)(ii), above. In the event Landlord shall not apply all of the proceeds of such Letter of Credit to cover Tenant's default as permitted hereunder, Landlord shall hold the unapplied portion of such proceeds as a security deposit under this Lease until such time as Tenant shall deliver a substitute Letter of Credit, in which case, Landlord shall return such proceeds to Tenant.

(iv) In the event of a sale or lease of all or a portion of the Premises, Landlord shall have the right to transfer its rights under the Letter of Credit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability in connection with the Letter of Credit; Tenant agrees to look solely to the new landlord with respect to the return of, or any dispute arising in connection with, such Letter of Credit; and the provisions hereof shall apply to each such transfer or assignment made of such rights to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit. Any such assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant shall be deemed void and of no force or effect, nor shall same be binding upon Landlord or its successors or assigns.

(v) The acceptance of the Letter of Credit or the exercise of any remedies under this Article 5(c) by Landlord shall not be a limitation on Landlord's damages, remedies or other rights under this Lease, or construed as a payment of liquidated damages or an advance payment of Fixed Rent or any Additional Rent.

(vi) Tenant shall cooperate, at Landlord’s sole cost and expense (except when the amount of the Letter of Credit is being reduced under subparagraph (c)(i) above or otherwise, in which case it shall be at Tenant’s sole cost and expense), with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Article 5(c).

(vii) Tenant shall have the right to replace the Letter of Credit with another equivalent form of collateral and/or security for this Lease, provided such replacement collateral and/or security is acceptable to Landlord and Landlord’s Mortgagee, in their sole and absolute discretion.

6. ADDITIONAL RENT.

(a) Commencing as of the first day of the second Lease Year, and in each lease year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord Tenant’s Allocated Share of the following charges (“Recognized Expenses”), without deduction or set off, except as otherwise provided herein, to the extent such Recognized Expenses exceed those Recognized Expenses incurred during the Base Year set forth in Article 1(p) of this Lease:

(i)  Operating Expenses. All costs and expenses related to the maintenance, repair, operation, and management of the Premises incurred by Landlord, including, but not limited to:

(A)  All costs and expenses related to the operation, maintenance, repair or replacement of the Premises, including, but not limited to, lighting, cleaning the Building exterior and janitorial and cleaning services to the Building, trash removal and recycling, repairs, partial replacement and maintenance of the roof, parking areas, storm water management system, fire suppression and alarm systems, removing snow, ice and debris and maintaining all landscape areas (including replacing and replanting flowers, shrubbery and trees), maintaining, repairing and partially replacing all other exterior improvements at the Premises, all repairs and compliance costs necessitated by laws enacted or which become effective after the date hereof (including, without limitation, any additional regulations or requirements enacted after the date hereof regarding the Americans With Disabilities Act required of Landlord under applicable laws and rules and regulations and management fees (it being understood and agreed that, with respect to management fees only, any increases to the dollar amount of the management fee included in the Base Year shall be determined using a cost of living adjustment formula only).

(B) All costs and expenses incurred by Landlord for environmental testing, sampling or monitoring required by statute, regulation or order of governmental authority as a result of the activities at the Premises of Tenant, an Affiliate or a Business Group (as such terms are defined in Paragraph 12(i) below) and/or the successors, assigns, or subtenants of Tenant, an Affiliate or a Business Group, excluding any costs or expenses incurred in conjunction with the spilling or depositing of any hazardous substance for which any other person or other tenant is legally liable.

(C) INTENTIONALLY DELETED.

(D) All insurance premiums paid or payable by Landlord for insurance with respect to the Premises as follows: (a) fire and extended coverage insurance (including demolition and debris removal); (b) insurance against Tenant defaults, Landlord's rental loss or abatement (but not including business interruption coverage on behalf of Tenant) from damage or destruction from environmental hazards, fire or other casualty; (c) Landlord's commercial general liability insurance (including bodily injury and property damage) and boiler insurance; and (d) such other reasonable insurance as Landlord or any reputable mortgage lending institution holding a mortgage on the Premises may require that is customarily carried by prudent landlord of properties similar to the Premises. If the coverage period of any of such insurance obtained by Landlord commences before or extends beyond the Term, the premium therefore shall be prorated to the Term. Should Tenant's occupancy or use of the Premises at any time change and thereby cause an increase in such insurance premiums on the Building and/or Premises, Tenant shall pay to Landlord the entire amount of such reasonably documented increase, irrespective of the Base Year.

In no event shall Operating Expenses include:

(1) payment of principal, interest or other charges on mortgages or payment of any rent by Landlord on account of any ground lease encumbering the Premises; (2) advertising, marketing costs, and leasing commissions of Landlord or any affiliate; (3) costs for which Landlord is has the right to be reimbursed under insurance polices or otherwise by third parties; (4) legal and accounting expenses related to lease negotiations and enforcement of leases; (5) damages, penalties, fines, or interest that Landlord is obligated to pay by reason of any tort liability of Landlord, Landlord’s violation of applicable law or failure by Landlord to comply with its lease obligations or to timely pay any component of Operating Expenses; (6) salaries of executives or principals of Landlord; (7) charitable and political contributions; (8) compensations paid to any Building employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Premises; (9) taxes and any estate, succession, inheritance, profit, use, occupancy, gross receipts, rental, capital gains, and transfer taxes imposed upon Landlord; (10) any bad debt loss, rent loss or reserves for bad debts or rent loss; (11) any expenses which are not paid or incurred in respect of the Premises but rather in respect of other real property owned by Landlord or affiliates of Landlord, provided that with respect to any expenses attributable in part to the Premises and in part to other real property owned by Landlord (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Premises and other properties), Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Premises on a fair and equitable basis; (12) costs incurred with respect to a sale or transfer of all or any portion of the Premises or any interest therein or in any person of whatever tier owning an interest therein; (13) amounts paid to subsidiaries or other affiliates of Landlord for services to the Premises to the extent only that the costs of such services materially exceed the costs if such services had been rendered by an unaffiliated party; (14) capital expenditures relating to: (a) the expansion of the Building, (b) the replacement of the entire facade of the Building, (c) the replacement of the entire roof of the Building, (d) the replacement of the entire HVAC system in the Building or the replacement, at the same time, of all of the components of such system (except that the cost of replacing particular components of such system shall be included in Operating Expenses); or (e) compliance with applicable laws, codes, ordinances and regulations in effect prior to the Commencement Date; (15) capital expenditures principally designed to market the Premises for lease to a successor tenant or for sale or other transfer to a successor owner and not otherwise required in connection with Landlord’s maintenance, repair and replacement obligations under this Lease or necessary, in Landlord’s reasonable opinion, to prevent the deterioration or degradation of the Premises or the value thereof; (16) depreciation, amortization (except as otherwise expressly provided herein) and other non-cash charges; and (17) all costs of Landlord’s general corporate and general administrative and overhead expenses. It is further agreed that the costs of capital expenditures which are includable in Operating Expenses will not exceed $100,000.00 in any given Escalation Year (but, if in excess of $100,000.00, such excess cost(s) may be carried forward and included in subsequent Escalation Year(s) or will be payable by Tenant to Landlord upon the exercise of Tenant’s rights under Paragraph 35 hereof until such time as such excess is paid in full by Tenant).

(ii)  "Taxes" shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Premises. In no event shall Taxes include franchise, transfer, excise, estate, gift, income or profits taxes. If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Premises (a) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Premises and imposed on Landlord, or (c) a license fee measured by the rent payable by Tenant to Landlord, or (d) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes. Landlord shall pay all Taxes hereunder to the applicable governmental authority on or before the date that such sums would become delinquent under applicable law. Landlord shall provide evidence of payment of Taxes to Tenant promptly upon written request by Tenant.

(b) Tenant shall pay, in monthly installments in advance, on account of Tenant’s Allocated Share of Recognized Expenses, the estimated amount of Recognized Expenses for such year in excess of the Base Year, as determined by Landlord in its reasonable discretion and as set forth in a notice to Tenant, such notice to include the basis for such calculation. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, an “Escalation Year”), or part thereof, Landlord shall send to Tenant a statement of projected Recognized Expenses in excess of the Base Year and shall indicate what Tenant’s projected share of Recognized Expenses shall be. Said amount shall be paid in equal monthly installments in advance by Tenant as Additional Rent commencing January 1 of the applicable Escalation Year. Upon Tenant’s request, Landlord shall meet with Tenant during December of each year, to review Landlord’s anticipated Operating Expenses for the EscalationYear next following. Landlord agrees, in good faith, to take into account any suggestions of Tenant regarding Recognized Expenses.

(c)  If during the course of any Escalation Year, Landlord shall demonstrate by evidence reasonably acceptable to Tenant that Recognized Expenses shall be different than that upon which the aforesaid projections were originally based, then Landlord shall be entitled to adjust the amount not more than twice in any such year by reallocating the remaining payments for such year, for the months of the Escalation Year which remain for the revised projections, and to advise Tenant of an adjustment in future monthly amounts to the end result that Recognized Expenses shall be collected on a reasonably current basis each Escalation Year.

(d)  By April 30th of each Escalation Year or as soon thereafter as administratively available, Landlord shall send to Tenant a statement of actual Recognized Expenses for the prior Escalation Year showing Tenant’s Allocated Share due from Tenant. Landlord shall use its reasonable efforts to provide Tenant with the aforesaid statements on or before April 30th of each Escalation Year; provided, however, if Landlord is unable to provide such statements by April 30th, Landlord shall not have been deemed to waive its right to collect any such amounts as Additional Rent. Notwithstanding the foregoing, in the event Landlord shall fail to provide a statement for a particular Escalation Year within two (2) years thereafter, Landlord shall be deemed to have waived its right to collect any such amounts for such Escalation Year. In the event the amount prepaid by Tenant exceeds the amount that was actually due, then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to further payments on account of Recognized Expenses until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit in such aggregate total. In the event Landlord had undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt.

(e)  Each of the Recognized Expenses amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent and the failure of Tenant to pay the same as and when due in advance and without demand shall have the same effect as failure to pay any installment of the Fixed Rent and shall afford Landlord all the remedies in the Lease therefor as well as at law or in equity.

(f)  If this Lease terminates other than at the end of a calendar year, Landlord’s annual estimate of Recognized Expenses shall be accepted by the parties as the actual Recognized Expenses for the year the Lease ends until Landlord provides Tenant with actual statements in accordance with Section 6(d) above.

(g) (i) If Landlord obtains a reduction in tax assessments and/or Taxes which results in a reduction in Taxes for any Escalation Year as a result of proceedings respecting applications filed or made on or after the date of execution of this Lease, then for purposes of calculating Tenant’s Allocated Share of Taxes due pursuant to this Lease for such Escalation Year, the Taxes imposed shall be reduced accordingly and, if Landlord shall receive any tax refund or remission in respect to the Taxes for any Escalation Year which Tenant has actually paid Tenant’s Allocated Share of the Taxes as herein provided then, provided Tenant is not in default hereunder beyond applicable notice periods provided for herein for the cure thereof, Landlord shall reimburse Tenant for Tenant’s Allocated Share thereof, after first deducting therefrom the share of Landlord’s cost and expense in procuring such refund or remission.

(ii) Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or body or with any governmental authority for the purpose of changing the Taxes. However, if Landlord has failed to commence such a proceeding by the thirtieth (30th) day prior to the final date to file challenges for the tax year in question and Landlord has not provided to Tenant in writing, upon Tenant’s written request, a reasonable justification (which reasonable justification shall include, without limitation, that there are less than three (3) years remaining in the term hereof) for not doing so prior to such thirtieth (30th) day and provided further that Tenant is leasing at least seventy-five (75%) percent of the square footage of the Building at such time, then Tenant shall be permitted to commence such a proceeding for the Escalation Year in question, at Tenant’s sole cost and expense, and upon prior written notice to Landlord. In the event Tenant commences such a proceeding as permitted herein, Tenant shall furnish Landlord with copies of all documents delivered and received by or on behalf of Tenant in connection with said proceeding and shall permit Landlord to participate in all negotiations and meetings with municipal officials and representatives regarding the same. Landlord agrees to cooperate with Tenant in commencing such a proceeding and to execute any documentation reasonably requested by Tenant in connection therewith. In the event any such action initiated Tenant is successful, then Tenant shall receive, or have credited against its rent thereafter due (at Landlord’s option) an amount equal to Tenant’s Allocated Share of any tax refund or credit obtained thereby to the extent said Taxes were actually paid by Tenant (after reimbursement to the appropriate party for legal fees and other out of pocket expenses). In any event, Tenant agrees that it will not stipulate or settle any proceeding initiated by Tenant unless the terms of such stipulation are agreed to, in writing, by Landlord, which shall not be unreasonably withheld or delayed.

(h) Tenant shall have the right to audit the amount of the Recognized Expenses charged by Landlord for any year, provided such audit is performed in accordance with each of the following requirements: (i) as of time Tenant delivers its written objection under subparagraph (ii) below, Tenant shall have made timely payment of such Recognized Expenses within applicable notice and cure periods provided for herein; (ii) Tenant shall have delivered written objection to Landlord as to the amount of the subject Recognized Expenses (and of Tenant’s intent to exercise its audit right hereunder) within six (6) months of Tenant having received the annual statement for the subject Recognized Expenses; (iii) such audit shall be performed by employees of Tenant or a reputable firm of certified public accountants engaged by Tenant on a fee-paid basis (as opposed to a contingency fee basis); (iv) the accounting firm engaged by Tenant must execute and deliver to Landlord an undertaking, whereby such accounting firm (A) covenants not to disclose to any person or entity (other than Tenant) any information received by or made available to such accounting firm in connection with the audit, and (B) agrees not to solicit or accept engagement by other tenants of the Premises for the purposes of performing an audit on their behalf; (v) such audit is performed during regular business hours, upon prior appointment with Landlord and at Landlord’s record-keeping office; (vi) while Tenant’s auditor shall be permitted to review and copy the applicable books and records at Landlord’s record-keeping office, no such books or records be removed from such record-keeping office; and (vii) such audit is completed within ninety (90) days following the start thereof.

In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Recognized Expenses for any year, as defined and chargeable to Tenant under this Lease, are less than the amount set forth in the statement of Recognized Expenses submitted by Landlord for such year, then Landlord shall reimburse Tenant for such overcharge within thirty (30) days of receipt of notice thereof. In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Recognized Expenses for any year, as defined and chargeable to Tenant under this Lease, are more than the amount set forth in the statement of Recognized Expenses submitted by Landlord for such year, then Tenant shall reimburse Landlord for such undercharge within thirty (30) days of receipt of notice thereof. In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Recognized Expenses for any year, as defined and chargeable to Tenant under this Lease, are less than the amount set forth in the statement of Recognized Expenses submitted by Landlord for such year by more than ten percent (10%), then Landlord shall reimburse Tenant for the actual and reasonable costs of such audit. In the event it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Recognized Expenses are more than the amount set forth in the statement of Recognized Expenses submitted by Landlord for such year by more than ten percent (10%), then Tenant shall reimburse Landlord for its actual and reasonable costs in responding to such audit. Notwithstanding anything contained herein to the contrary, if this Lease is terminated as a result of Tenant’s default under this Lease, Landlord shall have no obligation to reimburse Tenant for any such overcharge nor any obligation to reimburse Tenant for the costs of such audit.

(i)  In calculating the Recognized Expenses as hereinbefore described, if for thirty (30) or more days during the preceding Lease Year (including the Base Year) less than one hundred (100%) percent of the rentable area of the Building shall have been occupied by Tenant, then the Recognized Expenses attributable to the Property shall be deemed for such Lease Year (including the Base Year) to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been one hundred (100%) percent throughout such lease year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Notwithstanding the foregoing, in the event the Building shall not be fully occupied during any Lease Year following the Base Year and, as a result thereof, the cost of those services that are based solely on occupancy are actually reduced, such occupancy-based costs shall not be “grossed up” for purposes of calculating Recognized Expenses under this Article 6. In no event however, shall Tenant be entitled to a reimbursement of Recognized Expenses should the Recognized Expenses for such Lease Year be less than the Recognized Expenses for the Base Year as a result of Landlord calculating Recognized Expenses in such a manner.

(j) It is further agreed that the parties may, but shall not be obligated to, convert this Lease into a “net” lease at any time following the Base Year, subject to the prior written consent of Landlord’s Mortgagee and the parties entering into a mutually acceptable amendment to this Lease.

7. UTILITY CHARGES.

From and after the Commencement Date, Tenant shall be responsible for payment of all costs and expenses incurred in connection with any utilities (the “Utilities”) provided to the Premises, including, without limitation, electricity, gas, and water necessary for Tenant’s use of the Premises. Tenant shall be responsible for all deposits required for such services. Tenant shall pay the service provider directly for all costs and expenses incurred in connection with the Utilities. Upon Landlord’s request, Tenant shall also promptly provide Landlord with evidence (such as paid receipts) that the Utilities have been so paid

Tenant’s obligations for the payment of the costs incurred for the Utilities used at the Premises prior to the termination of this Lease shall survive termination hereof. Except as otherwise provided in Section 14(h) below, Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason. Tenant shall have access to the Building and the Premises on a twenty-four (24) hour a day, seven (7) day a week basis.

8.	SIGNS; USE OF PREMISES AND COMMON AREAS.

(a) Tenant shall have the exclusive right, at its sole cost and expense, to install signage on the Premises, including without limitation, its name and logo on the Building’s exterior facade and/or on a monument sign to be installed at the entrance to the Premises. All of Tenant’s signage, including any monument sign, shall be subject to applicable laws, regulations, ordinances and municipal approvals, as well as Landlord’s prior written approval (such approval not to be unreasonably withheld) as to size, color, content, illumination, composition, material and location. Tenant, at its sole cost and expense, shall obtain all required permits and approvals for all of Tenant’s signage. All such signs shall be placed, erected, maintained, repaired, replaced and removed by Tenant, at Tenant’s sole cost and expense.

(b) Tenant may use and occupy the Premises only for the express and limited purposes stated in Article 1(k) above; and the Premises shall not be used or occupied, in whole or in part, for any other purpose without the prior written consent of Landlord; provided that Tenant's right to so use and occupy the Premises shall remain expressly subject to the provisions of "Governmental Regulations", Article 27 herein.

(c) Tenant shall not overload any floor or part thereof in the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles. Landlord may require, at Tenant's sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Landlord may also require, at the time such article is installed, that Tenant : (i) remove such large or heavy articles at the expiration or sooner termination of this Lease, and (ii) restore the Premises to the condition same existed prior to the installation of such large or heavy articles.

(d) Tenant shall not install in or for the Premises or the Building, without Landlord’s prior written approval, any equipment which requires more electric current than Landlord is required to provide under this Lease, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises and/or the Building, taking into account the capacity of electric wiring in the Building and the needs of Building common areas (interior and exterior) and the requirements of other tenants of the Building, and shall not in any event connect a greater load than such safe capacity.

(e) Tenant shall not commit or suffer any waste upon the Building or Premises or any nuisance.

(f) Tenant shall also have the exclusive right for so long as Tenant is the sole occupant of the Building, to use the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to designated parking areas of the Premises for the parking of automobiles of Tenant and its employees and business visitors, incident to Tenant's permitted use of the Premises.

(g) Tenant shall have the exclusive right (provided Tenant remains the only tenant occupying space at the Building), subject to all applicable laws, to erect or place a telecommunications disk antenna or similar telecommunications equipment (the “Telecommunications Equipment”) on the roof of the Building, in accordance with the following provisions, which Telecommunications Equipment shall be designed in accordance with sound engineering standards and shall be subject to Landlord’s reasonable approval as to size, weight, location, screening, mounting and connection. Upon Landlord’s approval of any such Telecommunications Equipment, Tenant shall, at Tenant’s sole cost and expense, install such Telecommunications equipment, subject to the supervision of Landlord. Notwithstanding the foregoing, any penetration of the roof shall, at Landlord’s option but at Tenant’s expense, be performed by Landlord’s roofing contractor. Subsequent to the installation of the Telecommunications Equipment, Tenant shall comply with all applicable laws and keep the Premises free and clear from liens arising from or relating to such Telecommunications Equipment. Tenant shall also be responsible for procuring any licenses, approvals or permits as may be required by any applicable governmental authority for the installation and use of the Telecommunications Equipment and the related support systems. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in procuring such licenses, approvals and permits. Tenant shall, at its sole cost and expense, maintain, repair and replace the Telecommunications Equipment. Upon the expiration or sooner termination of this Lease, Tenant shall remove all Telecommunications Equipment and restore the roof and the Building to the condition it was in before any such installation.

9.	ENVIRONMENTAL MATTERS.

(a) Hazardous Substances.

Tenant may bring to, store, handle, manage, and use at the Premises, hazardous substances incidental to its normal business operations strictly in accordance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9501 et seq. (“CERCLA”); the Clean Air Act, 42 U.S.C. 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq. (the Clean Water Act “); and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.,(“ISRA”), and regulations promulgated pursuant to the foregoing, as any may be amended from time to time (collectively, the “Applicable Environmental Laws”). Landlord may conduct from time to time, and upon prior notice to Tenant, environmental inspections of the Property including, without limitation, testing of soils and groundwater. Landlord shall not unreasonably interfere with Tenant’s use of the Premises when conducting such inspections, provided such use is in accordance with the Permitted Uses. Tenant shall promptly send Landlord, upon delivery or receipt, a copy of all documents delivered to or received from any governmental agency concerning environmental matters and/or environmental conditions at the Property.

(b) ISRA Compliance.

(A) Tenant hereby represents that its current NAICS Code is 541700. If Tenant’s operations at the Premises now or hereafter constitute an “Industrial Establishment” as defined under and subject to the requirements of ISRA, then prior to: (1) closing operations or transferring ownership or operations of Tenant at the Premises (as defined under ISRA), (2) the expiration or sooner termination of this Lease, or (3) any assignment of this Lease or any subletting of any portion of the Premises; Tenant shall, at its expense, comply with all requirements of ISRA pertaining thereto. Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing of an initial notice under N.J.S.A. 13:1K-9(a) to the New Jersey Department of Environmental Protection (“NJDEP”) and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:1K-9(b) through and including (l).

(B) The parties acknowledge and agree that, except as provided in subparagraph (D) below, pursuant to ISRA, Tenant shall be, and is hereby, designated the party responsible (the "Responsible Person") to comply with the requirements of ISRA with respect to the Premises, and that as a result, the NJDEP may compel Tenant to so comply. In addition, any failure of Tenant to provide any information and submission as required under Sections 13:1K-9 or 13:1K-11of ISRA shall constitute a default under this Lease. Any assignee or subtenant of Tenant shall be deemed to have, and by entering into such assignment or sublease, and/or by entering into possession of the Premises, does hereby, acknowledge that they shall be the Party Responsible, jointly and severally with Tenant, under the provisions of this Lease.

(C) In the event that Tenant is not obligated to comply with Article 9(b)(A) of this Lease for any reason, including without limitation inapplicability of ISRA to Tenant, then prior to the expiration or sooner termination of this Lease or any subletting of any portion of the Premises, Tenant shall, at Tenant's expense, and at Landlord's option:

(i) File with NJDEP an ISRA Applicability/Nonapplicability Affidavit seeking confirmation that the proposed termination, assignment or subletting shall not be subject to the requirements of ISRA. Any representation or certification made by Tenant in connection with the non-applicability letter request shall constitute a representation and warranty by Tenant in favor of Landlord and any misrepresentation or breach of warranty contained in Tenant's request shall constitute a default under this Lease; provided, however, if a non-applicability letter is not issued due to factors relating solely to the Premises or parties other than Tenant, then Tenant shall be deemed to have complied with this provision.

(ii) If reasonably indicated by a reputable environmental consultant engaged by Landlord, at Landlord's expense, Tenant shall remove "hazardous waste" attributable to Tenant's occupancy at the Premises in a manner which complies with NJDEP requirements under ISRA, at Tenant's expense, as if ISRA applied to Tenant and/or the Premises.

(D)  In the event that Tenant is obligated, under this Article or otherwise, to perform and/or cooperate in performing any ISRA obligations and/or obtain and/or cooperate in obtaining any ISRA approval, by way of a non-applicability letter, "negative declaration", the performance of an approved remedial action work plan, the obtaining of a no further action letter, the performance under a remediation agreement and/or otherwise (collectively the "ISRA Obligations") and, prior to fully performing such ISRA Obligations, there occurs the scheduled expiration of the Term of this Lease or any other termination of this Lease other than as a consequence of Landlord’s breach hereof (collectively, a "Lease Termination"), and in the event (i) Landlord is obligated to deliver possession to a new tenant and (ii) Landlord is prevented from being able to deliver lawful possession because of such failure of Tenant to fully perform same, then Tenant shall, following such Lease Termination, pay, at the time and in the manner Fixed Rent payments were due during the term, an amount equal to: (i) Fixed Rent at twice the rate in effect immediately prior to such Lease Termination; and (ii) Additional Rent as provided under the Lease until such time as all such ISRA Obligations have been fully completed.

(E) Any failure by Landlord to provide Tenant or NJDEP with any information in Landlord’s actual possession including, without limitation, ownership and operations history of the Premises since December 31, 1983 within thirty (30) days after written request therefor, or to consent, in a timely manner, to NJDEP’s entry onto the Premises for ISRA related purposes shall constitute a default under this Lease and such default shall excuse Tenant’s failure to obtain any documentation required under subparagraph (D) above.

(c)	Other Tenant Requirements.

In addition, upon written request of Landlord, Tenant shall cooperate with Landlord in obtaining Applicable Environmental Laws approval of any transfer of the Premises to the extent that such approvals are required by law. Specifically in that regard, Tenant agrees that it shall (1) execute and deliver all affidavits, reports, responses to questions, applications or other filings required by Applicable Environmental Laws and related to Tenant's activities at the Premises, (2) allow reasonable inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement of Applicable Environmental Laws necessary for the receipt of approvals under Applicable Environmental Laws, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant's violation of this Article 9.

(d) Additional Terms. In the event of Tenant's failure to comply in full with this Article, Landlord may, after written notice to Tenant and Tenant's failure to cure within thirty (30) days of its receipt of such notice, at Landlord's option, perform any and all of Tenant's obligations as aforesaid and all costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable on demand and with interest at the Default Rate. This Article 9 shall survive the expiration or sooner termination of this Lease.

10.	TENANT'S ALTERATIONS.

(a) Except as set forth below, Tenant will not make alterations, improvements or physical additions (collectively, "Alterations") of any kind to any part of the Building or the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed Landlord shall be deemed to have been reasonable in withholding its consent to any structural Alterations or Alterations to the Building systems including, without limitation, electrical, plumbing, heating, ventilation, air-conditioning and life safety systems if Landlord determines, in its sole discretion, that such Alterations will have a material and adverse affect on the structure and/or such systems or if such Alterations will diminish the value of the Premises (unless, only in the case of the value of the Premises being diminished, Tenant agrees or is otherwise required to (i) remove such Alterations upon the expiration or sooner termination of this Lease, and (ii) upon such removal, also restore the subject portion of the Building, and/or the Premises to its original condition in accordance with the terms hereof). Notwithstanding anything contained in this Article to the contrary, Landlord’s consent shall not be required in connection with any Minor Alteration or any Decorative Alteration. The term “Minor Alteration”, as used herein, means an Alteration which (i) is non-structural in nature; (ii) shall not affect the exterior or any structural portions or components of the Building or the Premises; (iii) shall not adversely affect the usage or proper functioning of any of the Building systems (including, without limitation, the heating, ventilation, air conditioning, plumbing, electrical, fire, health and life safety, sprinkler or security systems serving the Building or the Premises; (iv) shall not jeopardize health safety or life safety; (v) shall not require a change to the certificate of occupancy for the Building or Premises; (vi) shall not cause the Building or the Premises to be in violation of any applicable laws, codes, rules and regulations and (vii) costs less than $50,000.00 to perform. The term “Decorative Alteration”, as used herein, means any Alteration that is merely decorative in nature such as painting, wallpapering and carpeting or any Alteration involving low voltage cabling or data and telephone installations. If Landlord approves Tenant's Alterations and agrees to permit Tenant's contractors to do the work, Tenant, prior to the commencement of labor or supply of any materials, must furnish to Landlord (i) a duplicate or original policy or certificates of insurance evidencing (a) general public liability insurance for personal injury and property damage in the minimum amount of $1,000,000.00 combined single limit, (b) statutory workman's compensation insurance, and (c) employer's liability insurance from each contractor to be employed (all such policies shall be non-cancelable without thirty (30) days prior written notice to Landlord and shall be in amounts and with companies satisfactory to Landlord); (ii) construction documents prepared and sealed by a registered New Jersey architect if such alteration causes the aggregate of all Alterations to be in excess of $50,000.00; (iii) all applicable building permits required by law; and (iv) an executed, effective Waiver of Mechanics Liens from such contractors and all sub-contractors in states allowing for such waivers or the cost of such alteration must be bonded by Tenant. In connection with all Alterations performed by Landlord, Landlord shall be entitled to collect the charges described in Article 4(b) above. In connection with all Alterations not performed by Landlord, Landlord shall be entitled to collect a supervisory fee equal to 1% of the cost of the Alteration in connection with Landlord’s services in supervising and review of such Alterations. Any approval by Landlord permitting Tenant to do any or cause any work to be done in or about the Premises or the Building shall be and hereby is conditioned upon Tenant's work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord's mechanics or their contractors at the Premises. If at any time any of the workmen or mechanics performing any Alterations shall be unable to work in harmony or shall interfere with any labor employed by Landlord or its respective mechanics and contractors at the Premises, then the permission granted by Landlord to Tenant permitting Tenant to do or cause such Alterations to be done in or about the Premises or the Building, may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant.

(b)  All Alterations (whether temporary or permanent in character) made in or upon the Premises or the Building, either by Landlord or Tenant, shall be Landlord's property upon installation and shall remain on the Premises or the Building, as applicable, without compensation to Tenant unless Landlord provides written notice to Tenant promptly after Tenant notifies Landlord of its intent to perform such Alterations to remove same at the expiration of this Lease, in which event Tenant shall promptly remove such Alterations and restore the Premises or the Building, as applicable, to good order and condition. All furniture, movable trade fixtures and equipment (including laboratory equipment, telephone, security and communication equipment system wiring and cabling) and other Alterations that Landlord required be removed at the time such Alterations were approved by Landlord shall be removed by Tenant at the termination of this Lease. All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Building. If Tenant fails to remove any items required to be removed pursuant to this Article, Landlord may do so and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within thirty (30) business days of Tenant’s receipt of an invoice therefor from Landlord.

11.	CONSTRUCTION LIENS.

Tenant will not suffer or permit any contractor's, subcontractor's or supplier's lien (a "Construction Lien") to be filed against the Building or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any Construction Lien shall at any time be filed against the Premises or any part thereof, Tenant, within thirty (30) days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such Construction Lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord, plus all of Landlord's costs and expenses associated therewith (including, without limitation, reasonable legal fees), shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand with interest from the date of advance by Landlord at the Default Rate.

12. ASSIGNMENT AND SUBLETTING.

(a) Subject to the remaining subsections of Article 12, except as expressly permitted pursuant to this section, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void. Subject to Article 12(i) below, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law or by merger, consolidation or asset sale, without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, Landlord’s consent shall not be required in connection with any Minor Sublease, provided the terms and conditions of such Minor Sublease comply with the remaining provisions of this Lease and Tenant otherwise provides Landlord with written notice of all such subleases. The term “Minor Sublease”, as used herein, shall mean any proposed sublease which, when considered together with all other subleases that will be in effect on the commencement date of such proposed sublease, covers less than 35,000 rentable square feet of the Premises.

(b) If at any time or from time to time during the term of this Lease Tenant desires to assign this Lease or sublet all or any part of the Premises, except for a Minor Sublease or as permitted under paragraph (i) below, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, a description of such party’s business history, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). Landlord may, at its option, and in its sole and absolute discretion, exercisable by notice given to Tenant within fifteen (15) business days next following Landlord’s receipt of Tenant’s notice (which notice from Tenant shall, as a condition of its effectiveness, include all of the above-enumerated information), elect to recapture the Premises if Tenant is proposing to sublet or assign the Premises or such portion as is proposed by Tenant to be sublet, and terminate this Lease with respect to the space being recaptured.   The foregoing right of recapture shall not apply with respect to (i) any sublease that is to expire prior to the last six (6) months of the term or any Extension Term (as hereinafter defined), if Tenant has previously exercised its right to extend the term pursuant to the terms hereof, or (ii) any Minor Sublease or assignment or sublease to an Affiliate or any sublease with a Business Group.

(c) If Landlord elects to recapture the Premises or a portion thereof as aforesaid, then from and after the effective date thereof as approved by Landlord, after Tenant shall have fully performed such obligations as are enumerated herein to be performed by Tenant in connection with such recapture, and except as to obligations and liabilities accrued and unperformed (and any other obligations expressly stated in this Lease to survive the expiration or sooner termination of this Lease), Tenant shall be released of and from all lease obligations thereafter otherwise accruing with respect to the Premises (or such lesser portion as shall have been recaptured by Landlord). The Premises, or such portion thereof as Landlord shall have elected to recapture, shall be delivered by Tenant to Landlord free and clear of all furniture, furnishings, personal property and removable fixtures, with Tenant repairing and restoring any and all damage to the Premises resulting from the installation, handling or removal thereof, and otherwise in the same condition as Tenant is, by the terms of this Lease, required to redeliver the Premises to Landlord upon the expiration or sooner termination of this Lease. In the event of a sublease of less than all of the Premises, the cost, in connection with such recapture, of erecting any required demising walls, entrances and entrance corridors, and any other or further improvements required in connection therewith, including without limitation, modifications to HVAC, electrical, plumbing, fire, life safety and security systems (if any), painting, wallpapering and other finish items as may be acceptable to or specified by Landlord shall be paid by Landlord. All of the foregoing improvements shall be made in accordance with applicable legal requirements and Landlord’s then-standard base building specifications and shall be performed by Landlord’s contractors. Upon the completion of any recapture and termination as provided herein, Tenant’s Fixed Rent, Recognized Expenses and other monetary obligations hereunder shall be adjusted pro-rated based upon the reduced rentable square footage then comprising the Premises.

(d) If Landlord provides written notification to Tenant electing not to recapture the Premises (or so much thereof as Tenant had proposed to sublease), then Tenant may proceed to market the designated space and may complete such transaction and execute an assignment of this Lease or a sublease agreement (in each case in form acceptable to Landlord) within a period of five (5) months next following Landlord’s notice to Tenant that it declines to recapture such space, provided that Tenant shall have first obtained in any such case the prior written consent of Landlord to such transaction. If, however, Tenant shall not have assigned this Lease or sublet the Premises with Landlord’s prior written consent as aforesaid within five (5) months next following Landlord’s notice to Tenant that Landlord declines to recapture the Premises (or such portion thereof as Tenant initially sought to sublease), then in such event, Tenant shall again be required to request Landlord’s consent to the proposed transaction, whereupon Landlord’s right to recapture the Premises (or such portion as Tenant shall desire to sublease) shall be renewed upon the same terms and as otherwise provided in subsection (b) above.

For purposes of this Article 12, and without limiting the basis upon which Landlord may withhold its consent to any proposed assignment or sublease, the parties agree that it shall not be unreasonable for Landlord to withhold its consent to such assignment or sublease if: (i) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (iv) the proposed assignee or subtenant is an existing tenant of Landlord or an affiliate of Landlord or is an entity or person with whom Landlord or its affiliate is negotiating a lease, or (v) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Use” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease.

(e) Any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements made to the sublet or assigned portion of the premises by Tenant for subtenant or assignee, and other reasonable expenses incident to the subletting or assignment, including standard leasing commissions) whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the premises subject to such sublease or assignment) shall be divided evenly between Landlord and Tenant with Landlord’s portion being payable to Landlord as Additional Rental under this Lease without affecting or reducing any other obligation of Tenant hereunder. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be entitled to share in such amounts in connection with a sublease of less than thirty (30%) percent of the rentable area of the Building or with respect to any assignment or sublease to an Affiliate or any sublease with a Business Group .

(f) Regardless of Landlord's consent, except as otherwise specifically set forth herein, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Notwithstanding the foregoing, in the event that Tenant assigns its interest in this Lease to an entity (i) whose creditworthiness is equal to or greater than the creditworthiness of Tenant as of the date of this Lease, as determined by Landlord, in its reasonable discretion, and (ii) satisfactory to any Landlord’s Mortgagee and, provided Landlord maintains sufficient security or collateral for such entity’s obligations under this Lease, as determined by Landlord, in its reasonable discretion, then Landlord shall provide Tenant with written notice that the above conditions have been satisfied and, , Tenant shall be relieved of liability under this Lease from and after the date of such assignment.

(g) In the event that (i) the Premises or any part thereof are sublet and Tenant is in default under this Lease, or (ii) this Lease is assigned by Tenant, then, Landlord may collect Rent from the assignee or subtenant and apply the net amount collected to the rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Article 12 with respect to assignment and subletting, or the acceptance of such assignee or subtenant as Tenant hereunder, or a release of Tenant from further performance of the covenants herein contained.

(h) In connection with each proposed assignment or subletting of the Premises by Tenant, Tenant shall pay to Landlord (i) an administrative fee of $250 per request (including requests for non-disturbance agreements and Landlord’s or its lender’s waivers) in order to defer Landlord's administrative expenses arising from such request, plus (ii) Landlord’s reasonable attorneys’ fees.

(i) Tenant may, after notice to, but without the consent of Landlord, assign this Lease to an affiliate, parent or subsidiary corporation of Tenant or to a corporation to which it sells or assigns all of substantially all of its assets or stock or with which it may be consolidated or merged ("Affiliate"), provided that if Tenant shall not be the surviving entity such purchasing, consolidated, merged, affiliated or subsidiary corporation shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease. Tenant shall deliver a copy of the assignment of this Lease to Landlord within ten (10) days thereafter. Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment, except as otherwise provided in Article 12(f) above. Subject to the further provisions of this Article 12, Tenant may also, after notice to, but without the consent of Landlord, sublease up to 15,000 square feet of space in the Premises to a Business Group. For purposes of this Lease, the term “Business Group” shall mean any entity which has an active and ongoing business relationship or other strategic partnership or alliance with Tenant.

(j)  Landlord shall respond to Tenant’s request for consent to an assignment of this Lease or a sublet of all or a portion of the Premises within fifteen (15) business days of Landlord’s receipt of Tenant’s written request for such consent, together with all documentation required hereunder. If Landlord shall fail to respond to Tenant’s request for such consent within said fifteen (15) business day period, then Tenant shall send Landlord a second request for consent (the “Second AS Request”). If Landlord shall fail to respond to the Second AS Request within five (5) days of its receipt of the Second AS Request, Landlord shall be deemed to have granted consent to the subject assignment or subletting, provided the Second AS Request shall expressly state in bold letters (of at least 14-point type face) that Landlord’s failure to timely respond thereto shall be deemed consent to the subject assignment or subletting.

13.	LANDLORD'S RIGHT OF ENTRY.

Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (except in the case of an emergency in which case only prior notice reasonable under the circumstances is necessary) for the purpose of inspections, repairs, alterations to adjoining space, appraisals, or other reasonable purposes; including enforcement of Landlord's rights under this Lease. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant's use of the Premises. Such efforts shall not require Landlord to use overtime labor unless Tenant shall pay for the increased costs to be incurred by Landlord for such overtime labor. Landlord also shall have the right to enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective purchaser and/or mortgagee. Landlord also shall have the right to enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective tenants during the last twelve (12) months of the term hereof, unless Tenant has previously exercised the renewal option in accordance with the provisions of Article 34 hereof.

14.	REPAIRS AND MAINTENANCE.

(a) Except as specifically otherwise provided in subparagraphs (b) and (c) and (g) of this Article, Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the interior portions of the Building leased by Tenant from time to time under this Lease in good order and condition, free of accumulation of dirt and rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant's desire to have Landlord make such repairs. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord's standard rate. When used in this Article 14, the term "repairs" shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.

(b) Landlord, throughout the Term of this Lease and at Landlord's sole cost and expense (except to the extent provided in Article 6 hereof), shall make all necessary repairs to the footings and foundations, roof and all other structural portions of the Building.

(c) Landlord shall maintain all HVAC systems, plumbing and electric systems serving the Building and the Premises in good order, condition and repair. Notwithstanding anything in this Article 14(c) or elsewhere in this Lease to the contrary, all maintenance, repair and replacement of the HVAC systems servicing the laboratory, laboratory support and pilot plant space in the Premises (the “LP HVAC Systems”) shall be performed by Landlord, but all costs related thereto shall not be included as Recognized Expenses and shall be borne entirely by Tenant. Tenant however, upon not less than sixty (60) days prior written notice to Landlord, may assume the obligation of maintaining, repairing and replacing the LP HVAC Systems. In such case, Tenant shall obtain and keep in full force and effect for the benefit of Landlord and Tenant with a licensed company a service, repair and maintenance contract with respect to the LP HVAC Systems.  Tenant's Allocated Share of Landlord's cost for HVAC (other than with respect to the costs relating to the LP HVAC Systems, which shall be paid for by Tenant as provided above), electric and plumbing service, maintenance, repairs and replacements shall be included as a portion of Recognized Expenses to the extent provided in Article 6 hereof.

(d) Landlord, throughout the Term of this Lease, shall maintain, repair and replace as necessary all portions of the exterior of the Building, including the roof, walls, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building. Tenant shall pay its Allocated Share of the cost of all repairs and partial replacements to be performed by Landlord pursuant to this Article 14(d) as Additional Rent to the extent provided in Article 6 hereof.

(e) Landlord shall keep and maintain all exterior areas of the Premises and any sidewalks, parking areas, curbs and access ways adjoining the Premises in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition acceptable to Tenant in its reasonable discretion. Tenant shall pay its Allocated Share of the cost of all work to be performed by Landlord pursuant to this Article 14(e) as Additional Rent to the extent provided in Article 6 hereof.

(f) Notwithstanding anything herein to the contrary, repairs to the Premises or the Building and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant, except as otherwise provided in Section 15(d).

(g) Landlord shall provide Tenant with janitorial services for the Premises (excluding the laboratory, laboratory support and high bay areas in the Premises) Monday through Friday each week, except for Holidays, in accordance with the guidelines set forth in Exhibit “F” attached hereto and any changes from time to time requested, or agreed to, by Tenant. It is further understood and agreed that Landlord’s obligation to provide building maintenance personnel at the Premises shall be limited to eight hours a day Monday through Friday, except for Holidays at reasonable times to be mutually agreed to by the parties. Should Tenant require building maintenance services in excess of the hours provided for above, Tenant shall be responsible for all actual costs incurred for such additional services. For purposes of this Lease, the term “Holidays” shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall be solely responsible for the proper and legal removal and disposal of all medical, biomedical, toxic and other Hazardous Substances from the Premises. Landlord shall have no obligation or liability to any person or entity in this regard. Tenant shall, at its sole cost and expense, contract with a licensed company for the removal and disposal of all such items.

(h) Notwithstanding anything contained herein to the contrary, in the event of an Abatement Event (as hereinafter defined), Tenant may be entitled to an Abatement (as hereinafter defined), subject to the following provisions and conditions of this subparagraph (d). An Abatement Event shall be deemed to have occurred when the Premises, or any portion thereof, have been rendered Untenantable (as hereinafter defined) as a direct result of the interruption of any Essential Service for a period of five (5) or more consecutive business days following the delivery by Tenant of an Abatement Notice (as hereinafter defined). The term “Essential Service”, as used herein, shall mean any service which is reasonably necessary for Tenant’s use and occupancy of or access to the Building, or any portion of the Premises, for the Permitted Uses and is a service under Landlord’s reasonable control (such as a service interruption that affects exclusively the Property as distinguished from conditions that affect an area that extends beyond the Property and specifically excluding any interruptions caused by a force majeure event). The term “Untenantable”, as used herein, shall be deemed to mean where the Premises, or any portion thereof, have been rendered wholly unsuitable for the Permitted Uses and Tenant has actually ceased to use the Premises, or a portion thereof, as a result of an Abatement Event. The term “ Abatement Notice” , as used herein, shall mean a written notice by Tenant delivered to Landlord which: (A)states that there has occurred an Abatement Event (describing with particularity, if known, the nature of such failure or denial of such access); and (B) notifies Landlord that if such Abatement Event is not remedied within five (5) business days following the effective delivery of the Abatement Notice, Tenant will pursue an Abatement in accordance with the provisions of this subparagraph. If an Abatement Event has occurred and has not been remedied within five (5) business days following effective delivery by Tenant of a Abatement Notice, then, unless Landlord reasonably objects thereto, there shall be deemed to have occurred an Abatement Event and Tenant shall be entitled to an abatement of the Fixed Rent and all items of Additional Rent becoming due hereunder (in the proportion that the Untenantable area of the Premises bears to the total area of the Premises) for a period commencing on the sixth business day following such effective delivery and expiring on the day on which such remedy or restoration has been effected (an “Abatement”). In the event of reasonable objection thereto by Landlord, Landlord may institute an expedited arbitration proceeding seeking an affirmative determination of the occurrence of an Abatement Event and Tenant’s entitlement to the Abatement, provided that Tenant shall be entitled to continue to abate rent until such determination has been made but only for so long as the Abatement Event continues (it being understood and agreed that should Landlord prevail in such arbitration proceeding and it is determined that Tenant had no reasonable basis to claim that an Abatement Event occurred, Tenant shall be liable for any damages which Landlord incurs (such as late fees due Landlord’s Mortgagee) pursuant to the provisions of Article 16 hereof). The arbitration shall be commenced and held in the County of Somerset (or the AAA (as hereinafter defined) office located nearest the Premises) and shall be conducted before a single, independent arbitrator pursuant to the then prevailing rules of the AAA. The arbitrator must be an individual with at least ten (10) years experience in the Somerset commercial real estate market. The sole issues before the arbitrator shall be whether there has occurred an Abatement Event, whether Tenant is entitled to an Abatement under the provisions of this subparagraph and whether Tenant had a reasonable basis to claim that an Abatement Event occurred. The decision of the arbitrator shall be final and binding upon Landlord and Tenant. Except for the determination of Tenant’s entitlement to an Abatement (if appropriate), the arbitrator shall not be empowered to award damages of any nature. The provisions of this subparagraph shall be inapplicable to any Abatement Event which (x) is attributable to the actions or omissions of Tenant, its Affiliate, a Business Group or any of their respective employees, agents, contractors, licensees or invitees, or (y) results from any fire or other casualty falling within the purview of Paragraph 18 of this Lease. The fees of any arbitration shall be shared equally by the parties.

15. INSURANCE; SUBROGATION RIGHTS.

(a) Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time require. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured.

(b) Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant's trade fixtures, equipment and personal property on the Premises, a policy of "special form" property insurance covering the full replacement value of such property.

(c) All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Landlord and Landlord's Agent as additional insureds, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the term hereof replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of New Jersey with a financial rating of at least an A-X as rated in the most recent edition of Best's Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to procure and maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant's expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy or self-insured retention under such insurance policy in excess of Twenty Five Thousand ($25,000.00) Dollars must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent. The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that Tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate or is less than commonly maintained by tenants of similar buildings in the area making similar uses.

(d) Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder (to the extent that such loss or damage is recoverable under such insurance policy) that covers the Premises or the Building, Landlord's or Tenant's fixtures, personal property, leasehold improvements or business and which names Landlord or Tenant, as the case may be, as a party insured. Each party hereto agrees that it will cause its insurance carrier to endorse all applicable policies waiving the carrier's right of recovery under subrogation or otherwise against the other party. During any period while such waiver of right of recovery is in effect, each party shall look solely to the proceeds of such policies for compensation for loss, to the extent such proceeds are paid under such policies.

(e) Landlord shall maintain or cause to be maintained: (i) commercial general public liability insurance in respect of the Building and the land thereunder and the conduct and operation of its business therein and thereon, in amounts and with coverages as are generally kept by owners of substantially similar buildings in the area in which the Building is located; and (ii) fire and extended coverage insurance (including, without limitation, full replacement coverage and rent insurance) in respect of the Building (including, without limitation, the Common Areas) (except for the property Tenant is required to cover with insurance under this Lease and similar property of other tenants and occupants in the Building, if applicable).

16. INDEMNIFICATION.

(a) Tenant shall defend, indemnify and hold harmless Landlord and its employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of this Lease, (iii) any breach or default in the performance of any obligation of Tenant's part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Tenant or any of Tenant's agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then Tenant shall defend, indemnify and hold harmless Landlord and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Landlord in connection with such litigation, after notice to Tenant and Tenant's refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant's expense by counsel satisfactory to Landlord.

(b) Landlord shall indemnify and save harmless Tenant from and against all liability, claims or costs, including reasonable legal fees, arising from (i) any injury or damage to person or property sustained by anyone in the Building or on the Premises resulting from any negligence or misconduct of Landlord or any of its employees and (ii) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease. Except to the extent caused by or arising as a result of the negligence or misconduct of Landlord, Landlord shall not be liable for any injury or damage to the person, business, equipment, merchandise or other property of Tenant resulting from (i) fire, steam, electricity, water, gas or rain, (ii) leakage, obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures; or (iii) any act or omission, negligent or otherwise, of any other occupant of the Premises, other than an assignee or subtenant of Tenant.

17.	QUIET ENJOYMENT.

Provided Tenant has performed all of the terms and conditions of this Lease, including the payment of Fixed Rent and Additional Rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease.

18.	FIRE DAMAGE.

(a) Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage. Such repair work shall be commenced promptly following notice of the damage and completed with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, intervening acts of God or other causes beyond Landlord's reasonable control.

(b) Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, based on a contractor’s estimate obtained by Landlord's (to be communicated to Tenant within forty-five (45) days from the date of the casualty, unless more than twenty (20%) percent of the total area of the Building is extensively damaged, then within ninety (90) days from the date of such casualty), the repair and restoration work would require more than three hundred sixty (360) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right, either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within ten (10) days of Tenant's receipt of the notice from Landlord described above. Such notice is to specify a termination date no less than fifteen (15) days after its transmission.

(c) In the event Landlord has not completed restoration of the Premises within three hundred and sixty (360) days from the date of casualty (subject to delay due to weather conditions, shortages of labor or materials or other reasons beyond Landlord's control, but in no event for more than an additional 90 days), Tenant may terminate this Lease by written notice to Landlord within thirty (30) business days following the expiration of such 360 day period (as extended for reasons beyond Landlord's control as provided above) unless, within thirty (30) business days following receipt of such notice, Landlord has substantially completed such restoration and delivered the Premises to Tenant for occupancy. Notwithstanding the foregoing, in the event Tenant is responsible for the aforesaid casualty as a result of its or its agents’ willful or intentional misconduct, Tenant shall not have the right to terminate this Lease if Landlord is willing to rebuild and restore the Premises or any portion thereof.

(d) In the event of damage or destruction to the Premises or any part thereof, Tenant's obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated.

19.	SUBORDINATION; RIGHTS OF MORTGAGEE.

(a) This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed upon the Building and/or Premises and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage and such further instrument or instruments of attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

(b) In the event Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant agrees to give to the holder of any mortgage (collectively "Landlord’s Mortgagee") now or hereafter placed upon the Building and/or Premises, notice by overnight mail of any such default which Tenant shall have served upon Landlord, provided that prior thereto Tenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise in writing to Tenant) of the name and addresses of any Landlord’s Mortgagee. Tenant shall not be entitled to terminate this Lease because of any default by Landlord without having given such notice to Landlord’s Mortgagee; and Tenant further agrees that Landlord’s Mortgagee shall have the same period afforded to Landlord hereunder, within which to cure such default, provided that if such default be such that the same could not be cured within such period and Landlord’s Mortgagee is diligently pursuing the remedies necessary to effectuate the cure (including but not limited to foreclosure proceedings if necessary to effectuate the cure); then Tenant shall not exercise any right or remedy as there may be arising because of Landlord's default, including but not limited to, termination of this Lease as may be expressly provided for herein or available to Tenant as a matter of law, if Landlord’s Mortgagee either has cured the default within such time periods, or as the case may be, has initiated the cure of same within such period and is diligently pursuing the cure of same as aforesaid.

(c) Notwithstanding the foregoing, the subordination provided hereinabove shall be conditioned upon Landlord delivering to Tenant a subordination, attornment and nondisturbance agreement (“Nondisturbance Agreement”) from each future Landlord’s Mortgagee, substantially in the form attached hereto as Exhibit “G”. In the event a future mortgagee shall be unwilling to enter into a Nondisturbance Agreement as aforesaid, this Lease shall remain in full force and effect and the obligations of Tenant shall not in any manner be affected except that, anything to the contrary contained in this Lease notwithstanding, this Lease shall not be subject and subordinate to such future mortgage.

20. CONDEMNATION.

(a) If more than forty (40%) percent of the floor area of the Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation for purposes of this Lease), this Lease shall, at either party's option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Fixed Rent and Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder.

(b) If less than forty (40%) percent of the floor area of the Premises is taken or if neither Landlord nor Tenant have elected to terminate this Lease pursuant to the preceding sentence, Landlord shall do such work as may be reasonably necessary to restore the portion of the Premises not taken to tenantable condition for Tenant's uses, but shall not be required to expend more than the net award Landlord reasonably expects to be available for restoration of the Premises. If Landlord determines that the damages available for restoration of the Building and/or Premises will not be sufficient to pay the cost of restoration, or if the condemnation damage award is required to be applied on account of any mortgage which encumbers any part of the Building and/or Premises, Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice specifying the termination date.

(c) If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term.

(d) If a part or all of the Premises shall be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto other than Tenant's damages associated with Tenant’s leasehold interest, moving, storage and relocation; and Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such taking and irrevocably assigns and transfers to Landlord any right to compensation of all or a part of the Premises.

21. ESTOPPEL CERTIFICATE.

Each party agrees at any time and from time to time, within ten (10) days after the other party's written request, to execute, acknowledge and deliver to the other party a written instrument in recordable form certifying all information reasonably requested, including but not limited to, the following: that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), the Commencement Date, the Expiration Date, the square footage of the Premises, the rental rates applicable to the Premises, the dates to which Rent, Additional Rent, and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the Premises or any mortgagee thereof or any assignee of Landlord's interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

22. DEFAULT.

If:
(a) (i) Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent within five (5) business days from the date when due, (ii) Tenant fails to bond over a construction or mechanics lien within the time period set forth in Article 11; (iii) Tenant fails to observe or perform any of Tenant's other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; (iv) Tenant makes any assignment for the benefit of creditors; (v) a petition is filed or any proceeding is commenced against Tenant or by Tenant under any federal or state bankruptcy or insolvency law and such petition or proceeding is not dismissed within ninety (90) days; (vi) a receiver or other official is appointed for Tenant or for a substantial part of Tenant's assets or for Tenant's interests in this Lease; (vii) any attachment or execution against a substantial part of Tenant's assets or of Tenant's interests in this Lease remains unstayed or undismissed for a period of more than ninety (90) days, or (viii) a substantial part of Tenant's assets or of Tenant's interest in this Lease is taken by legal process in any action against Tenant, then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder.

If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, the rights and remedies set forth therein, which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, Landlord shall agree in writing with Tenant that the Event(s) of Default has been cured by Tenant in all respects.

(b) Acceleration of Rent. By notice to Tenant, Landlord shall have the right to accelerate all Fixed Rent and all expense installments due hereunder and otherwise payable in installments over the remainder of the Term, and, at Landlord's option, any other Additional Rent to the extent that such Additional Rent can be determined and calculated to a fixed sum as follows: without further notice or demand for payment, the difference between the amount of accelerated rent to the termination date and the fair and reasonable rental value of the Premises for the period for which such installments were due, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant. Such amount(s) collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.

Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord thereafter shall have the right by notice to Tenant, (i) to terminate Tenant's further right to possession of the Premises and (ii) to terminate this Lease under subparagraph (c) below; and if Tenant shall have paid part but not all of the accelerated rent, the portion thereof attributable to the period equivalent to the part of the Term remaining after Landlord's termination of possession or termination of this Lease shall be applied by Landlord against Tenant's obligations owing to Landlord, as determined by the applicable provisions of subparagraphs (d) and (e) below.

(c) Termination of Lease. By notice to Tenant, Landlord shall have the right to terminate this Lease as of a date specified in the notice of termination and in such case, Tenant's rights, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord's damages and Tenant's liabilities arising prior to, out of and following the Event of Default and the ensuing termination.

Following such termination and the notice of same provided above (as well as upon any other termination of this Lease by expiration of the Term or otherwise) Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession in accordance with applicable legal process, and in so doing Landlord may remove Tenant's property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord's consent which expressly permitted Tenant to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.

(d) Tenant's Continuing Obligations/Landlord's Reletting Rights. Unless and until Landlord shall have terminated this Lease under subparagraph (c) above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Term to the early termination date; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses, damages and expenses, including reasonable attorneys’ fees, as Landlord incurs, directly or indirectly, because of any Event of Default having occurred.

If Landlord either terminates Tenant's right to possession without terminating this Lease or terminates this Lease and Tenant's leasehold estate as above provided, then, subject to the provisions below, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate. If Landlord relets the Premises after such a default, the costs recovered from Tenant shall be reallocated to take into consideration any additional rent which Landlord receives from the new tenant which is in excess to that which was owed by Tenant.

(e) Landlord's Damages.

The damages which Landlord shall be entitled to recover from Tenant shall be the sum of:

(i) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and

(ii) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant's property, the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and the costs of reletting commissions; and

(iii) all Fixed Rent and Additional Rent (to the extent that the amount(s) of Additional Rent has been then determined) otherwise payable by Tenant over the remainder of the Term (including, without limitation, any accrued but unpaid Recognized Expenses) as reduced to present value;

Less all Fixed Rent and Additional Rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises or parts thereof during or attributable to any period falling within what would otherwise have been, but for the termination of this Lease, the remainder of the Term.

The damage sums payable by Tenant under the preceding provisions of this Article shall be payable on demand from time to time as the amounts are determined; and if from Landlord's subsequent receipt of rent as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such rent thereafter received, the excess payment(s) shall be refunded by Landlord to Tenant, without interest.

Landlord may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of consequential damages and all moneys due or to become due from Tenant under any of the provisions of this Lease.

(f) Landlord’s Right to Cure. Without limiting the generality of the foregoing, if an Event of Default shall occur, Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at the Default Rate.

(g) Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of four (4%) percent over the then Prime Rate as published daily under the heading "Money Rates" in The Wall Street Journal, unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply (the "Default Rate").

(h) Landlord's Statutory Rights. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant's obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(i) Remedies Not Limited. Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

(j) No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord's undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord's rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord's right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord's rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord's receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant's previous default.

(k) Landlord’s Default. Landlord shall be in default under this Lease in the event that written notice thereof has been given to Landlord and Landlord fails to complete such cure within thirty (30) days (provided, however, that such 30 day period shall be reasonably extended if such performance begins within such period and thereafter is continuously diligently pursued). If Landlord has failed to perform any obligation required under this Lease that materially and adversely affects Tenant’s use or occupancy of the Premises within the foregoing period of time, except in case of emergency, when such period shall only be the time reasonably needed to cure such condition, and if Landlord shall fail to either (i) respond to Tenant indicating its intention to cure (or disputing, in good faith, that Landlord is in default or otherwise that such cure by Landlord is required), or (ii) commence such cure, after Tenant shall have provided an additional ten (10) days’ written notice to Landlord expressly identifying the work that Tenant claims is required to cure such failure, then Tenant shall have the right to perform such obligation on Landlord’s behalf. In no event may Tenant exercise such rights if Landlord should dispute, in good faith, Tenant’s notice as aforesaid. Any dispute under this subparagraph (k) shall be resolved by an expedited arbitration proceeding in the same manner as set forth in Article 14(h) hereof. Landlord shall reimburse Tenant for all of Tenant’s reasonable, third-party out-of-pocket costs, including reasonable attorney’s fees, associated with effecting such cure which Tenant has the right to prosecute under this Paragraph. Such amounts shall be due and payable by Landlord to Tenant within thirty (30) days of Landlord’s receipt of bills and/or invoices with respect to same. In the event Landlord shall default in its obligation to reimburse such costs to Tenant, Tenant shall have the right to offset such costs plus interest at the Default Rate, against the monthly installments of Fixed Rent thereafter due under this Lease, on a month-to-month basis, to the extent of ten (10%) percent of such monthly installment of Fixed Rent until Tenant shall have collected the full amount due under this subparagraph. In the event Landlord shall dispute the reasonableness of the costs incurred by Tenant, such dispute shall also be resolved by an expedited arbitration proceeding as provided above.

23. INTENTIONALLY OMITTED.

24. LANDLORD'S REPRESENTATIONS AND WARRANTIES.

Landlord represents and warrants to Tenant that: (a) Landlord has the authority to enter into this Lease and (b) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord.

25. SURRENDER.

Tenant shall, at the expiration of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty. Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall not be construed to effect or constitute other than a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term (i) the amount of rent owed to Landlord by Tenant shall automatically become for the first sixty (60) days of such period one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of the Lease, and, following such sixty (60) day period, the amount of Rent owed to Landlord shall become two hundred (200%) percent of the sum of the Rent as those are sums at that time calculated under the provisions of the Lease, (ii) Tenant shall be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Premises by reason of the holdover by Tenant, and (iii) Tenant shall be liable to Landlord for any damages suffered by Landlord as the result of Tenant's failure to surrender the Premises. The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney's fees, incurred by Landlord as a result of such holdover.

26. RULES AND REGULATIONS.

Tenant agrees that at all times during the terms of this Lease (as same may be extended) it, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit "H" attached hereto and made a part hereof, together with all reasonable Rules and Regulations as Landlord may from time to time promulgate. Tenant's right to dispute any changes in or additions to the Rules and Regulations shall be deemed waived unless asserted to Landlord within ten (10) business days after Landlord shall have given Tenant written notice of any such adoption or change. In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control. Landlord shall have no duty or obligation to enforce any Rule and Regulation, or any term, covenant or condition of any other lease, against any other tenant, and Landlord's failure or refusal to enforce any Rule or Regulation or any term, covenant of condition of any other lease against any other tenant shall be without liability of Landlord to Tenant. However, if Landlord does enforce Rules or Regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.

27. GOVERNMENTAL REGULATIONS.

(a) Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant's business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments, or any of their departments and the regulations of the insurers of the Building and/or Premises.

(b) Without limiting the generality of the foregoing, Tenant shall (i) obtain, at Tenant's expense, before engaging in Tenant's business or profession within the Building, all necessary licenses and permits including (but not limited to) state and local business licenses or permits, and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of Tenant's business or profession at the Building. Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Building or against Tenant's property therein or against Tenant's leasehold estate.

(c) Except as otherwise provided in this Article 27, Landlord shall be responsible for compliance with all applicable laws with respect to the Premises, including, without limitation, Title III of the Americans with Disabilities Act of l990, 42 U.S.C. '12181 et seq. and its regulations, (collectively, the "ADA") as to the design and construction of exterior common areas (e.g. sidewalks and parking areas). Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant.

28. NOTICES.

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; or (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; in all such cases addressed to the parties at the addresses set forth in Article 1(m) hereof (provided, however, that from and after the Commencement Date any notices delivered to Tenant shall be delivered to the Premises). Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

29. BROKERS.

Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than the Broker identified in Article 1(l); and that otherwise no broker or finder called the Premises to Tenant's attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Each party agrees to indemnify and hold the other harmless from and against all liability, cost and expense, including attorney's fees and court costs, arising out of any misrepresentation or breach of warranty under this Article. Landlord shall pay the Broker the commission or fee due in connection with this Lease pursuant to the terms of a separate agreement.

30. INTENTIONALLY OMITTED.

31. LANDLORD'S LIABILITY.

Landlord's obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord's successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part and the rents and net, undistributed proceeds and other income therefrom for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

32. AUTHORITY.

Tenant represents and warrants that (a) Tenant is duly organized, validly existing and legally authorized to do business in the State of New Jersey and, (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

33. NO OFFER.

The submission of the Lease by Landlord to Tenant for examination does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates. This Lease shall become effective as a Lease only upon the execution and legal delivery thereof by both parties hereto.

34. EXTENSION OPTION.

(a) Provided that no Event of Default has occurred that remains uncured, and the Lease is in full force and effect, Tenant shall have the right to renew this Lease for two (2) terms of five (5) years each beyond the end of the initial Term (each, an "Extension Term"). Tenant shall furnish written notice of intent to renew twelve (12) months prior to the expiration of the initial Term or the first Extension Term, as applicable, failing which, such renewal right shall be deemed waived; time being of the essence.

(b) The terms and conditions of this Lease during each Extension Term shall remain unchanged except that the annual Fixed Rent for the first Extension Term shall be ninety-five (95%) percent of Fair Market Rent (as such term is hereinafter defined) and the annual Fixed Rent for the second Extension Term shall be ninety-five (95%) percent of Fair Market Rent. All factors regarding Additional Rent shall remain unchanged, and no Tenant Allowance shall be included in the absence of further agreement by the parties. Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the two (2) consecutive five (5) year terms hereinabove described.

(c) For purposes of this Lease, "Fair Market Rent" shall mean the base rent for comparable space in similar buildings in the area of the Building where the use of such space is similar to the Permitted Use taking into consideration all relevant factors. In the event Tenant disputes Landlord's determination of Fair Market Rent, Tenant, by written demand served upon Landlord within thirty (30) days after Landlord notifies Tenant of Landlord’s determination of Fair Market Rent, may commence arbitration strictly in accordance with the terms and conditions of this Article. If Tenant shall fail to demand arbitration as set forth above within said thirty (30) day period, Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Rent. The sole issue to be determined by such arbitration shall be the Fair Market Rent in accordance with this Article. Such written demand shall contain the name and address of the arbitrator appointed by Tenant. Within ten (10) days after its receipt of the written demand, Landlord will give Tenant written notice of the name and address of its arbitrator. Within ten (10) days after the date of the appointment of the second arbitrator, the two (2) arbitrators will meet. If the two (2) arbitrators are unable to agree on the Fair Market Rent as provided herein within ten (10) days after their first meeting, they will select a third arbitrator. The third arbitrator will be designated as chairman and will immediately give Landlord and Tenant written notice of its appointment. The three (3) arbitrators will meet within ten (10) days after the appointment of the third arbitrator. If they are unable to agree on the Fair Market Rent within ten (10) days after their first meeting, the third arbitrator will select a time, date and place for a hearing and will give Landlord and Tenant thirty (30) days prior written notice of it. The date for the hearing will not be more than sixty (60) days after the date of appointment of the third arbitrator. The arbitrators must be licensed real estate appraisers with at least five (5) years experience in the Somerset County real estate market. No arbitrator may be an active real estate broker. The arbitration will be governed by the laws of the State of New Jersey and, when not in conflict with such law, by the general procedures in the commercial arbitration rules of the American Arbitration Association. The arbitrators will not have the power to add to, modify, detract from or alter in any way the provisions of this Lease or any amendments or supplements to this Lease. The arbitrators will not have any power to decide or consider anything other than the specific issue of the Fair Market Rent in accordance with the terms of this Lease. The written decision of at least two (2) arbitrators will be conclusive and binding upon Landlord and Tenant. No arbitrator is authorized to make an award for damages of any kind including, without limitation, an award for punitive, exemplary, consequential or incidental damages. Landlord and Tenant will pay for the services of its appointees, attorneys and witnesses plus one-half of all other proper costs relating to the arbitration. The decision of the arbitrators will be final and non-appealable and may be enforced according to the laws of the State of New Jersey. Notwithstanding anything to the contrary contained herein, in the event Tenant disputes Landlord's determination of the Fair Market Rent, Tenant shall nevertheless continue to pay Rent at the same rate then being paid under this Lease. In the event the Rent as determined hereunder is at variance with the Rent being paid by Tenant, Tenant shall either pay the difference in a lump sum or receive a credit, as the case may be.

35.	OPTION TO PURCHASE.

(a) Subject to the conditions of this Article 35, Tenant shall have the option to purchase (the “Purchase Option”) from Landlord all of Landlord’s interest in the Premises for the Purchase Price (as determined in accordance with the provisions of Article 35(b) below), provided (i) no Event of Default shall have occurred that remains uncured as of the date of exercise of the Purchase Option or as of the date of closing of the purchase of the Premises, (ii) Tenant delivers to Landlord, on or before the last day of the forty-second (42nd) full calendar month of the Term (the “Purchase Notice Date”), written notice (“Tenant’s Purchase Notice”) of Tenant’s desire to exercise the Purchase Option, and (iii) Tenant delivers to Landlord a contract deposit in the amount of $750,000.00 (to be held pursuant to the terms of the contract of sale referenced below) when required pursuant to the provisions of subparagraph (c) below.

(b) The “Purchase Price” shall be equal to the sum of (i) Landlord’s Acquisition, Financing Leasing and Sale Costs (as hereinafter defined) plus (ii) $900,000.00. The term “Landlord’s Acquisition, Financing, Leasing and Sale Costs” shall mean any and all costs and expenses incurred by Landlord in acquiring, financing, leasing and selling the Premises including, without limitation, the following: (A) with respect to the acquisition, all due diligence costs, such as engineering, environmental, title and survey costs, any downpayment or deposit paid under the contract for Landlord’s purchase of the Premises, the purchase price for the purchase of the Premises, if applicable, and all closing costs, such as title charges, title premiums, recording fees and the like, (B) with respect to the financing, commitment fees, application fees, rate lock-in fees, lender’s due diligence fees, lender’s legal fees, prepayment fees and/or premiums and other closing costs related thereto, whether incurred in connection with the initial financing of the Premises or in connection with the assumption of the Loan by Tenant, (C) with respect to the leasing, any costs incurred by Landlord in connection with tenant improvement work performed at the Premises, such as architectural, permitting and construction costs and any brokerage fees, (D) with respect to the sale, fees for the assumption of Landlord’s loan, conveyance taxes, whether or not Landlord is responsible to pay same under applicable law, and any other closing costs related thereto, and (E) in all cases, all legal, accounting and other similar fees incurred by Landlord in connection with the acquisition, financing, leasing, and sale of the Premises.

(c) Upon the calculation of the Purchase Price, Landlord shall prepare and deliver to Tenant a contract of sale for the purchase and sale of the Premises, which contract of sale will be on a mutually acceptable form. Provided Tenant has timely and properly delivered Tenant’s Purchase Notice (and otherwise satisfied the conditions of Article 35(a) above), (i) Tenant shall execute the contract of sale and return same to Landlord within five (5) days after Landlord first tenders the contract of sale to Tenant; (ii) Landlord shall countersign and return a fully-executed original of the contract of sale to Tenant within ten (10) days after Landlord’s receipt of same from Tenant; and (iii) the date for closing of the purchase and sale of the Premises shall occur within six (6) months of Landlord’s receipt of Tenant’s Purchase Notice, but in no event earlier than the date Landlord’s lockout period expires under Landlord’s Mortgagee’s loan documents. Landlord shall advise Tenant of the lockout period expiration date and the corresponding earliest date for closing under the terms hereof as soon as such information becomes available to Landlord. Tenant shall be obligated to deliver the contract deposit described in subparagraph (a) above by no later than six (6) months prior to said closing date. For purposes of this Article, the lockout period expiration date shall mean the earlier to occur of: (A) two (2) years from the “start-up day” of the REMIC (i.e., securitization of Landlord’s loan for the purchase of the Premises), and (B) three (3) years from the date the closing of the transfer of title to the Premises to Landlord occurs.

(d) Time shall be of the essence as to all dates and time periods set forth in this Article.

(e) In the event Tenant shall fail to deliver Tenant’s Purchase Notice on or before the Purchase Notice Date or shall fail or refuse, for any reason, to execute or deliver the contract of sale submitted by Landlord to Tenant, at the time and in the manner required in this Article, or shall fail or refuse, for any reason, to close the transfer of title to the Premises in accordance with the terms of the contract of sale, the Purchase Option hereunder shall be null and void, and Tenant shall have no right whatsoever to purchase or otherwise acquire the Premises.

(f) In the event Tenant shall timely and properly exercise the Purchase Option hereunder, Tenant shall continue to pay Fixed Rent and all items of Additional Rent under this Lease, and the provisions of this Lease shall continue to govern the relationship of Landlord and Tenant with respect to the Premises, until the closing of title for the Premises. Effective as of closing of title to the Premises, this Lease shall immediately and automatically terminate. The parties hereby agree that once exercised, Tenant shall not have the right to revoke or rescind its exercise of this Purchase Option.

(g) The Purchase Option is personal to DOV Pharmaceutical, Inc., and is non-transferable by operation of law or otherwise.

36. CONTINGENCY.

(a) Landlord and Tenant each acknowledge and agree that, as of the date of this Lease, Landlord is negotiating the purchase of the Premises from the current owner and has not yet acquired title to the Premises. Landlord and Tenant each further agree to cooperate with the other party in order to structure a mutually satisfactory and assignable financing arrangement for the Premises which will facilitate any exercise by Tenant of the Purchase Option contained in Article 35 of this Lease. Notwithstanding anything to the contrary contained in this Lease, the parties acknowledge and agree that this Lease is contingent upon the purchase by Landlord of the Premises from the current owner and, in the event Landlord has not so acquired title on or before the date which is seven (7) months from the date of this Lease  then either party may cancel this Lease upon fifteen (15) days written notice to the other party. If this Lease is canceled pursuant to this Article, Landlord shall thereafter return to Tenant any Letter of Credit or amounts prepaid by Tenant to Landlord under this Lease and thereafter this Lease shall be of no further force or effect.

(b) Landlord acknowledges that the Tenant’s ability to secure economic development incentives from state and local municipalities is material to Tenant’s decision to enter this Lease and locate its operations at the Property. In the event that Tenant is unable to secure state and local economic development incentives acceptable to Tenant, in its sole discretion, Tenant shall have the right to terminate the Lease by providing Landlord with written notice thereof prior to December 28, 2005 (the “Termination Deadline Date”). TIME SHALL BE OF THE ESSENCE as to Tenant’s obligation to deliver such written termination notice by the Termination Deadline Date. In the event Tenant does not elect to terminate this Lease pursuant to this paragraph by the Termination Deadline Date, Tenant’s right to terminate the Lease pursuant to this paragraph shall be deemed automatically waived. If the Tenant elects to terminate this Lease pursuant to this provision, Tenant shall reimburse Landlord for Landlord’s actual, documented out-of-pocket expenses incurred in furtherance of this Lease and Landlord’s acquisition and financing of the Property. Such amounts shall be due and payable by Tenant to Landlord by no later than ten (10) days following the Termination Deadline Date.

37. RIGHT OF OFFER FOR PURCHASE RIGHT OF OFFER FOR PURCHASE OF REAL PROPERTY

(a)   If Landlord decides to sell the Premises (as a single building/property sale) to an unaffiliated third party, following the lockout period under Landlord’s Mortgagee’s loan documents, then, provided at such time no Event of Default shall have occurred that remains uncured and before offering the Premises for sale to such a third party, Landlord shall notify Tenant ("Landlord's ROFO Notice") of the purchase price for which it would be willing to sell the Premises. The parties specifically acknowledge and agree that Tenant’s Right of Offer set forth in this Article 37 shall not apply to a sale or proposed sale of the Premises by Landlord made in conjunction with the sale of the Premises together with one or more additional properties to the same third party. Tenant shall, within seven (7) business days after receipt of Landlord's ROFO Notice, (i) notify Landlord in writing ("Tenant's ROFO Notice") of its intention to exercise Tenant's right to purchase the Premises (which Tenant’s ROFO Notice shall be effective only if sent by Tenant to Landlord, via certified mail, return receipt requested), at Landlord’s address set forth in this lease), and (ii) simultaneously with delivery of the Tenant’s ROFO Notice, deliver to Landlord a contract deposit in an amount equal to ten (10%) of the purchase price set forth by Landlord in Landlord’s ROFO Notice (to be held pursuant to the terms of the contract of sale referenced below). If Tenant does not give such Tenant's ROFO Notice within such seven (7) business day period as required above, then this Right of Offer will lapse and be of no further force and effect and Landlord shall have the right to sell the Premises to a third party (or parties) on the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant, and Landlord shall not be required at any other time, to re-offer the Premises to Tenant.

(b)  Upon timely receipt of Tenant’s ROFO Notice, Landlord shall prepare and deliver to Tenant a contract of sale for the purchase and sale of the Premises. Assuming timely and proper delivery of the Tenant’s ROFO Notice, (i) Tenant shall execute the contract of sale and return same to Landlord within five (5) days after Landlord first tenders the contract of sale to Tenant; (ii) Landlord shall countersign and return a fully-executed original of the contract of sale to Tenant; and (iii) the date for closing of the purchase and sale of the Premises shall be set at the date that is sixty (60) days following the date on which Landlord first tenders such contract of sale to Tenant; time being of the essence with respect to such closing date. The contract of sale shall provide that Tenant, as purchaser, is accepting the Premises in its then current “as is” condition, without any contingency for financing.

(c)  In the event Tenant shall fail to deliver Tenant’s ROFO Notice within the time period provided above or shall fail or refuse, for any reason to execute or deliver the contract of sale submitted by Landlord to Tenant, at the time and in the manner required in this Article, or shall fail or refuse, for any reason, to close in accordance with the terms of the contract of sale, this Right of Offer shall be null and void. Landlord shall thereafter be free to sell the Premises to any third party. Notwithstanding the foregoing, if the economic terms of such sale to a third party shall be less than ninety (90%) percent of those set forth in Landlord’s ROFO Notice, the Premises shall again be subject to Tenant’s rights under this Article 37.

(d)  In the event Tenant shall timely and properly exercise this Right of Offer hereunder, Tenant shall continue to pay Fixed Rent and all items of additional rent under this Lease, and the provisions of this Lease shall continue to govern the relationship of Landlord and Tenant until the closing of title for the Premises. Effective as of closing of title in the sale of the Premises to Tenant, this lease shall immediately and automatically terminate as if the date of such closing of title were the date originally set forth herein as the Expiration Date.

(e)  Time shall be of the essence with respect to all of Tenant’s obligations under this Article 37.

(f) This Right of Offer or First Refusal is personal to DOV Pharmaceutical, Inc., and is non-transferable by operation of law or otherwise.

38. TENANT FINANCIAL INFORMATION.

If Tenant is not a publicly-traded company, any time and from time to time during the Term (but not more than once during any twelve month period) upon not less than thirty (30) days prior written request from Landlord, Tenant shall deliver to Landlord: (i) an accurate, complete and detailed quarterly financial statement of Tenant, in the form customarily prepared by Tenant in the ordinary course of its business, prepared in accordance with generally accepted accounting principles consistently applied and certified by the Chief Financial Officer of Tenant to be a fair and true presentation of Tenant's current financial position; (ii) a current, accurate, complete and detailed financial statements of Tenant audited by an independent certified public accountant for the last available calendar year. Landlord shall keep all information provided hereunder strictly confidential in accordance with a separate confidentiality agreement to be executed by Landlord and Tenant.

39. MISCELLANEOUS PROVISIONS.

(a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord's written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 12 hereof.

(b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of New Jersey, without regard to principles relating to conflicts of law.

(c) Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

(d) Captions. Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.

(e) Gender. As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

(f) Entire Agreement. This Lease, including the Exhibits and any Riders hereto (which are hereby incorporated by this reference, except that in the event of any conflict between the printed portions of this Lease and any Exhibits or Riders, the term of such Exhibits or Riders shall control), supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, and in Tenant’s case, with the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the term. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever.

(g) Counterparts. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.

(h) Telefax Signatures. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary a telefaxed signature of either party whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

(i)  Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. EST on the last day of the Notice or other period.

(j) No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.

(k) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT.

(l) Recordation of Lease. Tenant shall not record this Lease without the written consent of Landlord. However, either party may record a memorandum of this Lease in the public land records, provided the parties simultaneously execute and deliver to each other a release of such memorandum in recordable form, which release may be automatically recorded by Landlord in the applicable land records upon the expiration or sooner termination of this Lease.

(m) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(n) No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant. This Lease establishes a relationship solely of that of a landlord and tenant.

(o) No Presumption Against Drafter. Landlord and Tenant understand, agree, and acknowledge that: (i) this Lease has been freely negotiated by both parties; and (ii) that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

(p) Force Majeure.  If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

40. WAIVER OF TRIAL BY JURY.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

41. CONSENT TO JURISDICTION.

Tenant hereby consents to the exclusive jurisdiction of the state courts located in Somerset County and to the federal courts located in the District of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Lease, the day and year first above written.

LANDLORD:

PARAGON 150 PIERCE STREET, L.L.C.

By: /s/ Mark Schaevitz
                              Name: Mark Schaevitz
      Title: Manager

TENANT:

DOV PHARMACEUTICAL, INC.

By /s/ J. Robert Horton
                 Name: J. Robert Horton
                      Title: Sr. Vice President and General Counsel

EXHIBIT "A"

The certain piece or parcel of land known as Lot 2.02, Block 468.08 located in Franklin Township, Somerset County, New Jersey.

[FINAL SURVEY TO BE INSERTED AT OR PRIOR TO CLOSING]

EXHIBIT "B" - CONFIRMATION OF LEASE TERM

THIS MEMORANDUM is made as of the ___ day of _________, 2005, between PARAGON 150 PIERCE STREET, L.L.C., a New Jersey limited liability company, with an office at One Paragon Drive, Suite 145, Montvale, New Jersey 07645 ("Landlord") and DOV PHARMACEUTICAL, INC., a Delaware corporation, with its principal place of business at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601 ("Tenant"), who entered into a lease, dated for reference purposes as of ___________ __, 2005 (the “Lease”), covering certain premises located at 150 Pierce Street, Franklin Township, New Jersey. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

1. The Parties to this Memorandum hereby agree that the date of ______________, 200_ is the "Commencement Date" of the Lease and the date _________ is the Expiration Date.

2. Tenant hereby confirms that: (a) it has accepted possession of the Premises pursuant to the terms of the Lease; (b) there are no offsets or credits against rentals, and the Letter of Credit has been delivered as provided in the Lease; and (c) there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

LANDLORD:

PARAGON 150 PIERCE STREET, L.L.C.

By: _____________________________________
Name:
Title:

TENANT:

DOV PHARMACEUTICAL, INC.

By _____________________________________
Name:
Title:

EXHIBIT "C" - WIRING INSTRUCTIONS

TO BE PROVIDED FOLLOWING THE EXECUTION OF THIS LEASE

EXHIBIT “D” - LETTER OF CREDIT

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

_______________, 200_

Paragon 150 Pierce Street, L.L.C.
One Paragon Drive, Suite 145
Montvale, New Jersey 07645

REF: IRREVOCABLE LETTER OF CREDIT NO. __________

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO. __________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE $2,807,406.00 EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO. __________, DATED __________, 200_.”

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT ________________, NEW JERSEY [MUST BE IN SOMERSET COUNTY] OR SUCH OTHER OFFICE IN ______________, NEW JERSEY [SOMERSET COUNTY] AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON __________. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH __________ [60 DAYS AFTER LEASE EXPIRATION DATE], UNLESS WE INFORM YOU IN WRITING BY CERTIFIED OR REGISTERED MAIL DISPATCHED BY US AT LEAST 60 DAYS PRIOR TO THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS LETTER OF CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO. _________, FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

IN THE EVENT THE APPLICANT BECOMES A DEBTOR IN A CASE UNDER TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”), OR IN ANY OTHER INSOLVENCY OR SIMILAR PROCEEDING, OUR OBLIGATIONS TO THE BENEFICIARY HEREUNDER SHALL NOT BE REDUCED, LIMITED, IMPAIRED, DISCHARGED, DEFERRED, SUSPENDED, STAYED, TERMINATED OR OTHERWISE AFFECTED BY REASON THEREOF OR BY REASON OF ANY PROVISIONS OF THE BANKRUPTCY CODE (INCLUDING BUT NOT LIMITED TO, SECTIONS 362 AND 502(B) OF THE BANKRUPTCY CODE), OR THE PROVISIONS OF ANY OTHER INSOLVENCY OR SIMILAR LAW.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AND SHALL BE DEEMED TO BE A CONTRACT MADE THEREUNDER, AND AS TO MATTERS NOT GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. LAW.

[ISSUER OF LETTER OF CREDIT]

________________________________

SCHEDULE A TO LETTER OF CREDIT

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO _______________ THE SUM OF U.S. _______________ DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. _______________ DATED _______________, 200_ ISSUED BY __________.

TO: ________________________ [ISSUER OF LETTER OF CREDIT]

________________, NEW JERSEY[LOCATION OF ISSUER IN SOMERSET COUNTY]

EXHIBIT “E”

INTENTIONALLY DELETED

EXHIBIT “F” - CLEANING SPECIFICATIONS

Landlord shall clean the Premises substantially in accordance with the following:

Office/Administrative and Lobby Areas

•	All carpeting shall be vacuumed nightly. Carpet shall be spot cleaned as required. Carpet shampooing is excluded.
•	Dust furniture & window sills nightly.
•	Empty and dust all waste receptacles nightly and removed from the demised premises waste paper and waste materials incidental to normal office usage.
•	Empty and clean ashtrays and sand urns nightly.
•	Clean water fountains and coolers nightly.
•	Dust telephones, lighting fixtures and ventilating louvers as required.
•	Dust under desk equipment as required.
•	Dust baseboards 2 times per month.
•	Sweep and/or mop (non-carpeted) areas with appropriately treated brooms, mops or cloths nightly.
•	Sweep & dust stairwell landings and handrails 2 times per week.
•	Sweep, vacuum and/or mop floors of elevator cab nightly.
•	Strip and reseal stairwell landing once annually.
•	Strip and reseal VCT flooring twice annually.

Lavatory Areas

•	Wash all lavatory floors nightly using proper disinfectants.
•	Clean all mirrors, powder shelves, sinks and counters nightly.
•	Clean and disinfect basins, bowls, and urinals and flushometers nightly.
•	Wash toilet seats nightly.
•	Clean partitions, tile, dispenses and receptacles nightly.
•	Empty paper towel receptacles and sanitary disposal receptacles nightly.
•	Fill toilet tissue holders, soap dispensers and paper towel dispensers nightly.

Laboratory/Laboratory Support/High Bay Areas

•
Cleaning specifications for all laboratory/laboratory support and Pilot Plant areas shall be established by Tenant. Landlord shall perform such cleaning as directed by Tenant, at Tenant’s sole cost and expense.

EXHIBIT “G” - FORM SNDA

EXHIBIT “H” - RULES AND REGULATIONS

Landlord hereby promulgates the following Rules and Regulations with respect to the Premises:

1. No awnings, signs or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. The foregoing rule and regulation shall be subject however, to the provisions of Article 8(a) of the Lease.

2. Restrooms and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of Tenant who, or whose employees agents, visitors, clients, or licensees shall have caused same.

3. Tenant shall not construct or maintain, use or operate in any part of the Premises any apparatus or sound/communication system which will be heard outside the Premises at a level objectionable to neighboring properties.

4. Tenant shall not cause or permit any objectionable odors to be produced at a level objectionable to neighboring properties.

5. Tenant shall provide keys/codes and/or security access cards to all locks or bolts of any kind upon any door or window of the Building. Tenant must, upon the termination of tenancy, return to Landlord all keys for the Building, either furnished to or otherwise procured by Tenant, and all security access cards to the Building, where applicable.

The foregoing rules and regulations may be amended, modified or supplemented by Landlord, from time to time, pursuant to the provisions of Article 26 of this Lease.

LEASE MODIFICATION AGREEMENT

AGREEMENT made as of the 28th day of February, 2006 by and between PARAGON 150 PIERCE STREET, L.L.C., a New Jersey limited liability company, having its principal office at One Paragon Drive, Suite 145, Montvale, New Jersey 07645 (hereinafter called "Landlord")and DOV PHARMACEUTICAL, INC., a Delaware corporation, having its principal office at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter called "Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated December 20, 2005 (the "Lease") for the lease of land and the entire building and other improvements from time to time located at 150 Pierce Street, Franklin Township, New Jersey; and

WHEREAS, Landlord and Tenant desire to amend and modify certain terms and conditions of the Lease regarding Landlord’s Work (as such term is defined in the Lease).

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.
1.2 Unless expressly set forth to the contrary and except as modified by this Agreement, all capitalized or defined terms shall have the meanings ascribed to them in the Lease.

ARTICLE II
Lease Modifications

2.1 Construction By Landlord. The fourth full sentence of Article 4(c) of the Lease is hereby deleted in its entirety and the following provisions are inserted in lieu thereof:

“In no event shall Tenant be entitled to receive a rent credit if Landlord fails to substantially complete Landlord’s Work by the agreed to Stated Completion Date. It is agreed however, that in the event Landlord does not substantially complete Landlord’s Work by the agreed to Stated Completion Date, subject to Force Majeure and Tenant Delay, Tenant may deliver a thirty (30) day written notice to Landlord of Tenant’s intention to perform or cause the performance of those aspects of Landlord’s Work which have not been substantially completed by the agreed to Stated Completion Date (the “Remaining Work”). Following the delivery of such written notice, Landlord shall take whatever commercially reasonable additional measures as are necessary (such as the use of overtime labor) so that the Remaining Work is substantially completed by the expiration of said thirty (30) day period. If the Remaining Work is still not substantially completed by the expiration of said thirty (30) day period, then Tenant may perform or cause the performance of the Remaining Work. In such case, Tenant shall be entitled to draw down the Tenant Allowance monies, or so much thereof as there is then remaining, directly from Landlord’s Mortgagee in accordance with the procedures set forth in the loan documents entered into by Landlord and Landlord’s Mortgagee. In addition, Landlord shall reimburse Tenant for any incremental additional costs actually incurred by Tenant by reason of assuming the performance of such work”

2.2 Letter of Credit. Article 5(c)(ii)(C) of the Lease is hereby modified by adding the following provision at the end of said Article: “For so long as CIBC Inc. or its successors or assigns (“Lender”) is Landlord’s Mortgagee, the Letter of Credit shall name Lender, or its designee, as the beneficiary under the Letter of Credit and Lender shall be entitled to draw down the Letter of Credit and apply the proceeds thereof in the same manner as Landlord would be entitled.”

2.3 Option to Purchase. Article 35(c) of the Lease is hereby modified as follows:

(a) The words “lockout period expires” in the tenth line of said Article 35(c) are hereby deleted in their entirety and the words “defeasance period commences” are inserted in lieu thereof; and

(b) The words “lockout expiration date” in the eleventh and fifteenth lines of said Article 35(c) are hereby deleted in their entirety and the words “defeasance period commencement date” are hereby inserted in lieu thereof.

ARTICLE III
Ratification

3.1 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Lease and the provisions of this Agreement, the provisions of this Agreement shall control.

3.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

IN WITNESS WHEREOF, the parties have executed this Lease Modification Agreement as of the day and year first above written.

PARAGON REALTY GROUP, L.L.C.
By: Paragon 150 Inc., Its Manager

By: /s/ Mark Schaevitz
Name: Mark Schaevitz
Title: President

DOV PHARMACEUTICAL, INC.

By: /s/ Barbara Duncan
                                                                                Name: Barbara Duncan
Title: Chief Financial Officer

SECOND LEASE MODIFICATION AGREEMENT

AGREEMENT made as of the 28th day of February, 2006 by and between PARAGON 150 PIERCE STREET, L.L.C., a New Jersey limited liability company, having its principal office at One Paragon Drive, Suite 145, Montvale, New Jersey 07645 (hereinafter called "Landlord")and DOV PHARMACEUTICAL, INC., a Delaware corporation, having its principal office at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter called "Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated December 20, 2005 (the "Original Lease") for the lease of land and the entire building and other improvements from time to time located at 150 Pierce Street, Franklin Township, New Jersey; and

WHEREAS, the Original Lease was modified by a certain Letter Agreement dated December 20, 2006 between Landlord and Tenant (the “Letter Agreement”) and by a certain Lease Modification Agreement dated February 28, 2006 between Landlord and Tenant (the “First Modification”, together with the Original Lease and the Letter Agreement are hereinafter collectively referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire to amend and modify certain terms and conditions of the Lease regarding the Annual Fixed Rent (as such term is defined in the Lease).

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.
1.2 Unless expressly set forth to the contrary and except as modified by this Agreement, all capitalized or defined terms shall have the meanings ascribed to them in the Lease.

ARTICLE II
Lease Modifications

2.1 The Fixed Rent amount, as set forth in Section 1 of the Lease, Summary of Defined Terms, is hereby deleted in its entirety and the following inserted in its place:

LEASE YEAR	MONTHLY INSTALLMENTS	ANNUAL FIXED RENT

Years 1-5	$237,404.05	$2,848,848.65

Years 6-10	$260,799.10	$3,129,589.25

3.1 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Lease and the provisions of this Agreement, the provisions of this Agreement shall control.

3.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

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IN WITNESS WHEREOF, the parties have executed this Second Lease Modification Agreement as of the day and year first above written.

PARAGON REALTY GROUP, L.L.C.
By: Paragon 150 Inc., Its Member

By: /s/ Mark Schaevitz
Name: Mark Schaevitz
Title: President

DOV PHARMACEUTICAL, INC.

By: /s/ Barbara Duncan
Name: Barbara Duncan
Title: Chief Financial Officer